 As filed with the Securities and Exchange Commission on December 22, 1999

                                                      Registration No. 333-87361
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ----------------

                          EVEREST RE GROUP, LTD.
             (Exact Name of Registrant as Specified in its Charter)

        Bermuda                       6321                   Not Applicable
    (State or Other
    Jurisdiction of
    Incorporation or
     Organization)
            (Primary Standard Industrial Classification Code Number)
                                                            (I.R.S. Employer
                                                          Identification No.)

    c/o ABG Financial & Management                 CT Corporation System
            Services Inc.                              1633 Broadway
             Parker House                         New York, New York 10019
  Wildey Business Park, Wildey Road                    (212) 664-1666
        St. Michael, Barbados               (Name, Address, Including Zip Code,
            (246) 436-6287                    and Telephone Number, Including
  (Address, Including Zip Code, and           Area Code, of Agent for Service)
   Telephone Number, Including Area
   Code, of Registrant's Principal
          Executive Offices)

                                ----------------

                                   Copies to:
     Richard Warren Shepro, Esq.                    Janet J. Burak, Esq.
        Carol S. Rivers, Esq.                Everest Reinsurance Holdings, Inc.
         Mayer, Brown & Platt                      477 Martinsville Road
       190 South LaSalle Street                         P.O. Box 830
       Chicago, Illinois 60603               Liberty Corner, New Jersey 07938-
            (312) 782-0600                                  0830

                                ----------------       (908) 604-3000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            Proposed Maximum
                                           Proposed Maximum    Aggregate
   Title of Each Class of     Amount to be  Offering Price   Offering Price     Amount of
Securities to be Registered    Registered    Per Unit (1)         (1)        Registration Fee
---------------------------------------------------------------------------------------------
Common shares, par value
 $.01 per share............    48,655,428     $26.90625      $1,309,135,110    $363,940(2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the registration fee calculated in accordance with Rule 457(f) under the Securities Act of 1933.
(2) Previously paid.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                       Everest Reinsurance Holdings, Inc.
                             477 Martinsville Road
                        Liberty Corner, New Jersey 07938

                                                       [Mailing Date], 2000

              Restructuring proposed--your vote is very important

Dear Fellow Stockholders:

   The board of directors of Everest Reinsurance Holdings, Inc., which is referred to in this letter as Everest Holdings, has called a special meeting of stockholders for [Meeting Date], 2000. The purpose of the meeting is to consider and vote on an agreement and plan of merger that will cause a restructuring of Everest Holdings.

   As a result of the restructuring, Everest Holdings will become a wholly-owned subsidiary of a new holding company called Everest Re Group, Ltd., which is referred to in this letter as Everest Group. Everest Group was recently organized under the laws of Bermuda and has its principal offices in Barbados. Also as a result of the restructuring, each outstanding share of common stock of Everest Holdings will automatically convert into one common share of Everest Group. We expect to list the Everest Group common shares on the New York Stock Exchange under Everest Holdings' current trading symbol, "RE." The exchange of Everest Holdings common stock for Everest Group common shares will be a taxable transaction in which stockholders will recognize gain, if any, but not loss.

   The board of directors of Everest Holdings believes that the proposed restructuring will provide us with an enhanced ability to compete and create better returns for our stockholders by permitting us to take maximum advantage of favorable business, regulatory, tax and financing environments in Bermuda and Barbados. Accordingly, the board of directors has declared the agreement and plan of merger to be advisable, has approved it and recommends that stockholders vote "FOR" its adoption.

   Your vote is very important. We cannot implement the restructuring unless the stockholders vote to adopt the agreement and plan of merger at the special meeting. Whether or not you plan to attend the special meeting of stockholders, please take the time to indicate your voting instructions on the enclosed proxy card and return it promptly in the postage prepaid envelope provided for that purpose. If you attend the special meeting in person, you may vote personally on all matters brought before the special meeting even if you have previously submitted your proxy.

                                          Sincerely,

                                          Joseph V. Taranto
                                          Chairman and Chief Executive Officer

   Please see page 7 for risk factors relating to the restructuring that you should consider.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated [Mailing Date], 2000, and is first being mailed to stockholders on or about [Mailing Date], 2000.

                                     [LOGO]

                       Everest Reinsurance Holdings, Inc.
                             477 Martinsville Road
                        Liberty Corner, New Jersey 07938

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Everest Reinsurance Holdings, Inc.:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Everest Reinsurance Holdings, Inc., a Delaware corporation referred to in this document as Everest Holdings, will be held on [Meeting Date], 2000 at [Meeting Time] at [Meeting Place]. The purpose of the special meeting is to consider and vote on the following matters:

  1. A proposal to adopt an agreement and plan of merger among Everest Holdings, Everest Re Group, Ltd., a Bermuda company referred to in this document as Everest Group, and Everest Re Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Everest Group that is referred to in this document as Everest Merger. The proposed merger will cause a restructuring of Everest Holdings. As a result of the restructuring, Everest Holdings will become a wholly-owned subsidiary of Everest Group and each outstanding share of common stock of Everest Holdings will automatically convert into one common share of Everest Group.

  2. Any other business related to the proposed restructuring that may properly come before the special meeting.

   The board of directors has fixed the close of business on [Record Date], 1999 as the record date for the special meeting, and only stockholders of record at that time will be entitled to notice of, and to vote at, the special meeting.

   A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the agreement and plan of merger attached as Appendix A, accompany and form a part of this notice.

   Whether or not you plan to attend the special meeting, please promptly submit your proxy with voting instructions. You may submit your proxy with voting instructions by mail by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed, stamped envelope. If you attend the special meeting and desire to revoke your proxy in writing and vote in person, you may do so. In any event, a proxy may be revoked in writing at any time before it is exercised.

   The Everest Holdings board of directors has declared the agreement and plan of merger to be advisable, has approved it and recommends that stockholders vote "for" its adoption.

                                          By Order of the Board of Directors,

                                          Janet J. Burak
                                          Secretary

Liberty Corner, New Jersey

[Mailing Date], 2000

            Stockholders with any questions about the restructuring
           and the related transactions should call Everest Holdings'
                      Vice President, Investor Relations,
                     Mr. James H. Foster, at (908) 604-3169

                      REFERENCES TO ADDITIONAL INFORMATION

   This document incorporates important business and financial information about Everest Holdings from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request to:

                       Everest Reinsurance Holdings, Inc.
                             477 Martinsville Road
                                  P.O. Box 830
                     Liberty Corner, New Jersey 07938-0830
                           Attention: Janet J. Burak
                                 (908) 604-3000

   To ensure timely delivery of the documents, you should make any request for
documents by             , 2000, which is five business days before the special
meeting of stockholders.

   For a description of where you can obtain more information about Everest Holdings, see "Where You Can Find More Information."

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
REFERENCES TO ADDITIONAL INFORMATION......................................    i

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE MEETING.............    1

SUMMARY...................................................................    2

RISK FACTORS..............................................................    7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS......................   13

THE COMPANIES.............................................................   14

RECENT DEVELOPMENTS.......................................................   17

MARKET PRICE AND DIVIDEND INFORMATION.....................................   17

FINANCIAL INFORMATION ABOUT EVEREST GROUP.................................   18

THE SPECIAL MEETING.......................................................   18

THE PROPOSED RESTRUCTURING................................................   20

MANAGEMENT................................................................   29

MATERIAL TAX CONSIDERATIONS...............................................   31

DESCRIPTION OF EVEREST GROUP SHARE CAPITAL................................   43

REGULATORY CONSIDERATIONS ASSOCIATED WITH OPERATING IN BERMUDA AND
 BARBADOS.................................................................   49

LEGAL MATTERS.............................................................   54

EXPERTS...................................................................   54

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING.........................   55

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES
 LAWS.....................................................................   55

WHERE YOU CAN FIND MORE INFORMATION.......................................   55

                             QUESTIONS AND ANSWERS
                    ABOUT VOTING PROCEDURES FOR THE MEETING

Q: What am I being asked to vote on?

A: You are being asked to vote in favor of a merger as a result of which Everest Holdings will become a wholly-owned subsidiary of a new holding company, Everest Group, and you will receive one common share of Everest Group for each share of common stock of Everest Holdings that you own.

Q: What do I need to do now?

A: After you have carefully read this document, complete, sign, date and mail your proxy card in the enclosed envelope so that your shares will be represented at the special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the agreement and plan of merger.

Q: Can I change my vote after I have submitted my proxy with voting instructions?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Everest Holdings must receive the notice before the special meeting. Second, you may complete and submit a new proxy card by mail. Everest Holdings will record the latest proxy actually received by it prior to the special meeting and any earlier proxies will be revoked. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

Q: Should I send in my stock certificates?

A: No. You should not send in your stock certificates at this time. If the restructuring is completed, Everest Group will mail to you a transmittal form with instructions on how to exchange your Everest Holdings stock certificates for Everest Group share certificates.

Q: When do you expect to complete the restructuring?

A: We are working to complete the restructuring as soon as possible. We hope to complete the restructuring shortly after the special meeting of Everest Holdings stockholders, assuming that the restructuring is approved by the stockholders at the meeting.

Q: Whom should I call with questions?

A: Stockholders with any questions about the restructuring and the related transactions should call Everest Holdings' Vice President, Investor Relations, Mr. James H. Foster, at (908) 604-3169.

                                    SUMMARY

   This summary, together with the preceding question and answer section, highlights selected information contained in this document and may not contain all of the information that is important to you. We urge you to read carefully this entire document and the other documents referred to in this document in order to understand the restructuring fully. For a description of where you can obtain more information about Everest Holdings, see "Where You Can Find More Information."

The Companies

Everest Reinsurance
Holdings, Inc...........
                          Everest Holdings was formed in 1993 as the holding company for Everest Reinsurance Company, a property and casualty reinsurer referred to in this document as Everest Re, and its subsidiaries. The mailing address of its principal executive offices is 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830 and its telephone number is (908) 604-3000.

                          Everest Group was recently organized under the laws
Everest Re Group, Ltd...  of Bermuda and is wholly owned by Everest Holdings.
                          As a result of the restructuring, Everest Group will become the new holding company for Everest Holdings and its subsidiaries. Everest Group has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the restructuring. The mailing address of its principal executive offices is c/o ABG Financial & Management Services Inc., Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados and its telephone number is (246)
                                  .

Everest Re Merger         Everest Merger was recently organized under the laws
Corporation.............  of Delaware in order to accomplish the proposed restructuring and is wholly owned by Everest Group.
                          Everest Merger has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the restructuring.

The Special Meeting

Date and place of
meeting.................  The special meeting of stockholders will be held on
                          [Meeting Date], 2000 at [Meeting Time] at [Meeting Place].

Who may vote............
                          Holders of record of shares of Everest Holdings common stock at the close of business on [Record Date], 2000 will be entitled to vote in person or by proxy at the special meeting.

Purpose of the meeting..  . To consider and adopt an agreement and plan of merger; and

                          . To transact any other business related to the
                            proposed restructuring that may properly come before the special meeting.

Vote required...........
                          Adoption of the agreement and plan of merger requires the affirmative vote of a majority of the shares of Everest Holdings common stock. As of [Record Date], 2000, directors and executive officers of Everest Holdings and their affiliates owned beneficially
                          approximately      % of the shares of Everest
                          Holdings common stock outstanding on that date.

The Restructuring

Description of the
restructuring...........  Everest Merger will be merged into Everest Holdings, with Everest Holdings as the surviving corporation. As a result of the merger, Everest Holdings will become a subsidiary of Everest Group and each outstanding share of common stock of Everest Holdings will automatically convert into one common share of Everest Group. Each shareholder's percentage ownership in Everest Group immediately following the restructuring will be identical to that shareholder's percentage interest in Everest Holdings immediately before the restructuring. Following the merger, Everest Group will capitalize a Bermuda-based reinsurance subsidiary called Everest Reinsurance (Bermuda) Ltd., referred to in this document as Everest Bermuda.

Structure immediately
after the
restructuring...........

                          Everest Group will be a publicly owned holding company, organized under the laws of Bermuda and having its principal executive offices in Barbados, and will own all of the stock of Everest Holdings and all of the share capital of Everest Bermuda.

Reasons for the           The board of directors of Everest Holdings believes
restructuring...........  that the proposed restructuring will provide Everest
                          Group with an enhanced ability to compete and create better returns for stockholders by permitting Everest
                          Group to take maximum advantage of favorable business, regulatory, tax and financing environments in Bermuda and Barbados.

Recommendation of the
board of directors......
                          The board of directors of Everest Holdings has declared the agreement and plan of merger to be advisable, has approved it and recommends that stockholders vote "FOR" its adoption.

Conditions of the         The obligation of Everest Holdings and Everest Merger
merger..................  to complete the merger is subject to the satisfaction or waiver of the following conditions:

                          . adoption of the agreement and plan of merger by the
                            Everest Holdings stockholders;

                          . effectiveness of the registration statement for the
                            Everest Group common shares to be issued in the merger;

                          . approval by the NYSE for the listing of the Everest
                            Group common shares to be issued in the merger;

                          . approval of the merger by government regulatory
                            authorities and the expiration of applicable waiting periods; and

                          . absence of any order or injunction preventing
                            completion of the merger.

Effective date..........
                          If approved by the Everest Holdings stockholders, the merger will become effective on [Effective Time], 2000, subject to the above conditions. However, the board of directors of Everest Holdings can abandon or delay the merger at any time before it becomes effective, even after the stockholders have approved the merger.

Regulatory approvals....  Everest Group has obtained the approval of its acquisition of control of Everest Holdings' insurance subsidiaries from the insurance regulatory authorities in Delaware and Arizona and will give written notice of the restructuring to the insurance and financial services regulatory authorities in other U.S. jurisdictions where those subsidiaries are licensed. Outside of the United States, Everest Group has filed or will file applications seeking approval of the restructuring with the insurance and financial services regulatory authorities in the countries where Everest Holdings' insurance subsidiaries are domiciled or licensed.

Appraisal rights........  Under Section 262 of the Delaware General Corporation
                          Law, Everest Holdings stockholders have no right to a court determination, in a proceeding known as an appraisal, of the value of their shares in connection with the restructuring. See "The Proposed Restructuring--Absence of Appraisal Rights."

Material U.S. federal
income tax
consequences............
                          The restructuring will not be taxable for federal income tax purposes to Everest Holdings. However, a U.S. holder of Everest Holdings common stock will recognize gain in an amount equal to the excess, if any, of the fair market value of the Everest Group common shares received at the effective time of the restructuring over that holder's adjusted basis in the Everest Holdings common stock surrendered. "See Material Tax Considerations."

Exchange of stock
certificates............  If the restructuring is completed, Everest Group will mail to stockholders a transmittal form with instructions on how to exchange stock certificates for share certificates of Everest Group.

Limitations on
transfer, ownership and
voting power of Everest
Group common shares.....

                          Under Everest Group's bye-laws, Everest Group may redeem or purchase common shares from any person, and may decline to register a transfer of common shares, if the board of directors has reason to believe that the ownership of common shares, or the transfer, would result in:

                             . any person that is not an investment company,
                               as defined in the Investment Company Act of 1940, beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

                             . any person owning, directly or indirectly, more
                               than 9.9% of any class of the issued and outstanding share capital of Everest Group or

                             . any adverse tax, regulatory or legal
                               consequences to Everest Group, any of its subsidiaries or any of its shareholders.

                          In addition, Everest Group's bye-laws limit the voting rights of any person owning, directly or indirectly, more than 9.9% of the voting power of the issued and outstanding share capital of Everest Group. Because of the attribution and constructive ownership rules of the U.S. Internal Revenue Code of 1986, referred to in this document as the Code, and the rules of the SEC regarding determination of beneficial ownership, some persons may become subject to these limitations whether or not they directly hold of record more than 9.9% of Everest Group's issued and outstanding share capital. See "Description of Everest Group Share Capital--Common Shares."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial data of Everest Holdings in accordance with U.S. generally accepted accounting principles, which are referred to in this document as GAAP. The GAAP selected consolidated financial data of Everest Holdings as of and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 are derived from the consolidated financial statements of Everest Holdings, which were audited by PricewaterhouseCoopers LLP (1998, 1997 and 1996) and by other independent auditors (1995 and 1994). The GAAP selected consolidated financial data as of and for the nine months ended September 30, 1999 and 1998 are derived from unaudited financial statements of Everest Holdings, which, in the opinion of management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of that data. The results of operations for any interim period may not be indicative of results of operations for the full year. The following table also presents selected unconsolidated financial data from the statutory financial statements filed by Everest Re with the Delaware Insurance Department and prepared in accordance with statutory accounting principles, which are referred to in this document as SAP and which differ from GAAP. The statutory financial statements are unconsolidated and reflect the net assets of Everest Re's insurance company subsidiaries on the equity method. You should read the following financial data in conjunction with Everest Holdings' consolidated financial statements and accompanying notes, which are incorporated by reference into this document. The term "LAE" refers to loss adjustment expense.

                          Nine Months Ended
                            September 30,
                             (unaudited)                Year Ended December 31,
                          ------------------  ------------------------------------------------
                            1999      1998      1998      1997      1996      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                                 (Dollars in millions, except per share amounts)
Operating Data
Gross premiums written..  $  836.6  $  792.9  $1,045.9  $1,075.0  $1,044.0  $  949.5  $  953.2
Net premiums written....     804.3     756.3   1,016.6   1,031.1   1,030.5     783.2     863.2
Net premiums earned.....     795.0     771.3   1,068.0   1,049.8     973.6     753.3     853.3
Net investment income...     188.9     183.2     244.9     228.5     191.9     166.0     143.6
Net realized capital
 gains (losses) (1).....     (17.1)      3.5      (0.8)     15.9       5.7      33.8     (10.5)
 Total revenue..........     966.3     960.7   1,315.2   1,299.2   1,169.3     948.9     982.8
                          --------  --------  --------  --------  --------  --------  --------
Losses and LAE incurred
 (including
 catastrophes)..........     568.9     564.0     778.4     765.4     716.0     674.7     720.8
Total catastrophe losses
 (2)....................      25.3      17.1      30.6       8.6       7.1      31.4      81.9
Commission, brokerage,
 taxes and fees.........     214.4     197.7     274.6     274.8     254.6     227.4     197.9
Other underwriting
 expenses...............      36.1      36.2      49.6      51.7      54.9      60.0      68.3
Compensation related to
 public offering........       --        --        --        --        --       13.3       --
Restructuring and early
 retirement costs.......       --        --        --        --        --        --        7.8
 Total expenses (3).....     819.4     798.0   1,102.5   1,091.9   1,025.5     975.4     994.8
Income (loss) before
 taxes (3)..............     146.9     162.7     212.7     207.3     143.8     (26.6)    (12.0)
Income tax (benefit)....      28.4      37.2      47.5      52.3      31.8     (27.3)    (22.6)
Net income (3)..........  $  118.5  $  125.5  $  165.2  $  155.0  $  112.0  $    0.7  $   10.7
                          ========  ========  ========  ========  ========  ========  ========
Net income per basic
 share (4)..............  $   2.42  $   2.49  $   3.28  $   3.07  $   2.22  $   0.01  $   0.21
                          ========  ========  ========  ========  ========  ========  ========
Net income per diluted
 share (5)..............  $   2.41  $   2.47  $   3.26  $   3.05  $   2.21  $   0.01  $   0.21
                          ========  ========  ========  ========  ========  ========  ========
Dividends paid per
 share..................  $   0.18  $   0.15  $   0.20  $   0.16  $   0.12  $   0.14  $   0.15
                          ========  ========  ========  ========  ========  ========  ========
Certain GAAP Financial
 Ratios
Loss and LAE ratio (6)..      71.6%     73.1%     72.9%     72.9%     73.5%     89.6%     84.5%
Underwriting expense
 ratio (7)..............      31.5      30.4      30.3      31.1      31.8      39.9      31.2
                          --------  --------  --------  --------  --------  --------  --------
Combined ratio..........     103.1%    103.5%    103.2%    104.0%    105.3%    129.5%    115.7%
                          ========  ========  ========  ========  ========  ========  ========
Certain SAP Data (8)
Ratio of net premiums
 written to surplus (9).       1.0x      1.0x      1.0x      1.4x      1.2x      1.0x      1.2x
Statutory surplus.......  $1,128.1  $  998.7  $1,059.4  $  908.8  $  772.7  $  686.9  $  600.7
Loss and LAE ratio (10).      71.3%     72.2%     72.2%     75.7%     71.2%     92.2%     85.8%
Underwriting expense
 ratio (11).............      31.5      30.4      31.1      25.6      31.7      38.9      32.6
                          --------  --------  --------  --------  --------  --------  --------
Combined ratio..........     102.8%    102.6%    103.3%    101.3%    102.9%    131.1%    118.4%
                          ========  ========  ========  ========  ========  ========  ========
Balance Sheet Data (at
 end of period)
Total investments and
 cash...................  $4,160.7  $4,450.2  $4,325.8  $4,163.3  $3,624.6  $3,238.3  $2,573.2
Total assets............   5,783.1   5,811.9   5,996.7   5,538.0   5,047.8   4,647.8   4,040.6
Loss and LAE reserves...   3,698.0   3,491.7   3,800.0   3,437.8   3,246.9   2,969.3   2,706.4
Total liabilities.......   4,405.3   4,353.4   4,517.5   4,230.5   3,961.7   3,664.2   3,299.6
Stockholders' equity
 (12)...................   1,377.8   1,458.6   1,479.2   1,307.5   1,086.0     983.6     741.0
Book value per share
 (13)...................     28.61     29.00     29.59     25.90     21.51     19.36     14.82

--------
(1) After-tax operating income (loss), before after-tax net realized capital gains or losses, was $129.7 million (or $2.64 per basic share and $2.63 per diluted share), $123.2 million (or $2.44 per basic share and $2.43 per diluted share), $165.7 million (or $3.29 per basic share and $3.27 per diluted share), $144.6 million (or $2.86 per basic and $2.85 per diluted share), $108.3 million (or $2.14 per basic and diluted share), ($21.2) million (or ($0.42) per basic and diluted share) and $17.5 million (or $0.35 per basic and diluted share) for the periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively. Supplemental after-tax operating income, before net realized gains and excluding IPO-related charges was, $78.4 million (or $1.56 per basic and diluted share) for the year ended December 31, 1995.
(2) Catastrophe losses are net of reinsurance. A catastrophe is defined, for purposes of the Selected Consolidated Financial Data, as an event that causes a pre-tax loss before reinsurance of at least $5.0 million and has an event date of January 1, 1988 or later.
(3) Some amounts may not reconcile due to rounding.
(4) Based on weighted average basic shares outstanding of 49.0 million, 50.5 million, 50.4 million, 50.5 million, 50.6 million, 50.2 million and 50.0 million for the periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(5) Based on weighted average diluted shares outstanding of 49.2 million, 50.8 million, 50.7 million, 50.8 million, 50.7 million, 50.2 million and 50.0 million for the periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(6) GAAP losses and LAE incurred as a percentage of GAAP net premiums earned.
(7) GAAP underwriting expenses as a percentage of GAAP net premiums earned. Including restructuring and early retirement costs incurred in the fourth quarter of 1994, Everest Holdings' GAAP underwriting expense ratio in 1994 was 32.1%.
(8) Statutory results are on a Everest Re legal entity basis; consequently, investments in subsidiary operations are accounted for on an equity basis. Effective January 1, 1997, the reinsurance operations of Everest Re Holdings, Ltd. were transferred to Everest Re on a portfolio basis. Excluding the impact of the portfolio transaction, the 1997 ratio of net written premiums to surplus, the 1997 loss and LAE ratio, the 1997 underwriting expense ratio and the 1997 combined ratio were 1.1 x, 70.5%, 32.2% and 102.7%, respectively.
(9) Statutory net premiums written as a percentage of period-end surplus.
(10) Statutory losses and LAE incurred as a percentage of SAP net premiums earned.
(11) Statutory underwriting expenses as a percentage of SAP net premiums written.
(12) Excluding net unrealized appreciation (depreciation) of investments, stockholders' equity was $1,339.9 million, $1,254.1 million, $1,281.6 million, $1,147.1 million, $1,008.3 million, $899.9 million and $799.1 million as of September 30, 1999 and 1998 and December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(13) Based on 48.2 million shares outstanding for September 30, 1999, 50.3 million shares outstanding for September 30, 1998, 50.0 million shares outstanding for December 31, 1998, 50.5 million shares outstanding for December 31, 1997 and 1996, 50.8 million shares outstanding for December 31, 1995, and 50.0 million shares outstanding for December 31, 1994.

                                  RISK FACTORS

   You should carefully consider the following factors, in addition to the other information provided in this document, before you vote on the agreement and plan of merger.

The potential benefits from the restructuring are not guaranteed.

   Everest Group anticipates that several potential benefits will result from the restructuring. However, these potential benefits are not guaranteed. Everest Group may not realize benefits from the Bermuda and Barbados business, regulatory and tax environments. As a result, Everest Group may not experience any competitive advantages or enhanced returns for shareholders from the restructuring. In addition, Everest Holdings currently estimates that the process of restructuring will result in expenses of approximately $4 million. These expenses will be incurred regardless of whether Everest Group is able to realize any benefits of the restructuring. See "The Proposed Restructuring-- Background and Reasons for the Restructuring."

Everest Group and Everest Bermuda may not be successful in launching their start-up operations.

   Everest Group is newly formed and Everest Bermuda is in the process of being formed. Start-up companies must develop business relations, establish operating procedures, hire staff, obtain facilities and complete other tasks appropriate for the conduct of their intended business activities. Everest Group and Everest Bermuda may not be successful in this regard. In addition, the start-up of new operations in Bermuda and Barbados will require a significant time commitment by the senior executives of Everest Group.

If Everest Group and Everest Holdings are not able to raise funds in the public or private debt markets to capitalize Everest Bermuda, then Everest Group may be unable to access the Bermuda market as planned.

   As soon as practicable following the restructuring, Everest Group intends to capitalize Everest Bermuda with approximately $250 million. Everest Group intends to obtain funds for this purpose from Everest Holdings. Everest Holdings, in turn, intends to obtain funds for this purpose either through offerings of its debt and/or trust preferred securities or through bridge financing. However, Everest Holdings may not be able to successfully complete the offerings of debt and/or trust preferred securities or obtain bridge financing on satisfactory terms. As a result, Everest Group may not be able to capitalize Everest Bermuda and conduct business in the Bermuda reinsurance market as contemplated.

Everest Group and/or Everest Bermuda may become subject to U.S. corporate income tax, which will reduce Everest Group's net income.

   Everest Holdings currently is subject to U.S. income tax on its worldwide income. After the restructuring, Everest Holdings and its subsidiaries will continue to be subject to U.S. income tax on their operations and Everest Group will be subject to U.S. income tax on management fees that it may charge its subsidiaries. Everest Group anticipates that its non-U.S. operations will not be subject to U.S. income tax other than withholding tax on U.S. source dividend income. Everest Group expects that the income of its Bermuda subsidiaries may be as much as 20% of its worldwide income from operations.

   Everest Group intends to conduct its Bermuda operations in a manner that will cause Everest Bermuda not to be engaged in the conduct of a trade or business in the United States. Based on compliance with guidelines designed to ensure that Everest Bermuda does not engage in the conduct of a U.S. trade or business, Everest Group has been advised by Mayer, Brown & Platt, its United States counsel, that Everest Bermuda should not be required to pay U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the IRS successfully contended that Everest Bermuda is engaged in a trade or business in the United States, Everest Bermuda would be required to pay U.S. corporate income tax on that income that is subject to the taxing jurisdiction of the United States, and possibly the U.S. branch profits tax.

   Even if the IRS successfully contended that Everest Bermuda is engaged in a U.S. trade or business, Everest Bermuda believes that it will be entitled to benefits under the U.S.-Bermuda income tax treaty. The Bermuda treaty would preclude the IRS from taxing Everest Bermuda's income except to the extent that its income were attributable to a permanent establishment maintained by Everest Bermuda in the United States. Everest Group does not believe that Everest Bermuda will have a permanent establishment in the United States or any material income attributable to a permanent establishment in the United States. If the IRS successfully contended that Everest Bermuda did have income attributable to a permanent establishment in the United States, Everest Bermuda would be subject to U.S. tax on that income.

   Everest Group intends to conduct its Barbados operations in a manner that will cause it to minimize its U.S. tax exposure. Based on compliance with guidelines designed to ensure that Everest Group generates only immaterial amounts, if any, of income that is subject to the taxing jurisdiction of the United States, Everest Group has been advised by Mayer, Brown & Platt, its United States counsel, that it should be required to pay only immaterial amounts, if any, of U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the IRS successfully contended that Everest Group has material amounts of income, Everest Group would be required to pay U.S. corporate income tax on that income, and possibly the U.S. branch profits tax.

   Even if the IRS successfully contended that Everest Group has material amounts of income that is subject to the taxing jurisdiction of the United States, Everest Group believes that it will be entitled to benefits under the U.S.-Barbados income tax treaty. The Barbados treaty would preclude the IRS from taxing Everest Group's income, except to the extent that its income were attributable to a permanent establishment maintained by Everest Group in the United States. Everest Group does not believe that it will have material amounts of income attributable to a permanent establishment in the United States. If the IRS successfully contended, however, that Everest Group did have income attributable to a permanent establishment in the United States, Everest Group would be subject to U.S. tax on that income.

   If Everest Bermuda becomes subject to U.S. income tax on its income or if Everest Group becomes subject to U.S. income tax on more than immaterial amounts of income after the restructuring, their incomes could also be subject to the U.S. branch profits tax. As a result, Everest Bermuda and Everest Group would be subject to taxation at a higher combined effective rate than if they were organized as U.S. corporations. The combined effect of the 35% U.S. corporate income tax rate and the 30% branch profits tax rate is a net tax rate of 54.5%. The imposition of these taxes would reduce Everest Group's net income and reduce the anticipated tax benefits of the restructuring.

Everest Group shareholders could be subject to U.S. taxes on undistributed income of Everest Group and/or Everest Bermuda.

   Under special provisions of the Code applicable to the restructuring, a U.S. holder of Everest Holdings common stock will recognize gain in an amount equal to the excess, if any, of the fair market value of the Everest Group common shares at the time of the restructuring over that holder's adjusted basis in the Everest Holdings common stock surrendered. However, a U.S. holder of Everest Holdings common stock will not recognize loss in the restructuring if the fair market value of the Everest Group common shares at the time of the restructuring is less than the holder's adjusted basis in the Everest Holdings common stock surrendered.

   Other than as described above, U.S. holders of Everest Group common shares generally will not be subject to any U.S. tax until they receive a distribution from Everest Group or dispose of their Everest Group common shares. However, special provisions of the Code may apply to U.S. taxpayers who directly, indirectly or by attribution own 10% or more of the total combined voting power of all classes of share capital of Everest Group and/or Everest Bermuda. Under these provisions, those taxpayers generally will be required to include in their income their pro rata share of the income of Everest Group and/or Everest Bermuda as earned, even if not distributed. Everest Group has attempted to avoid having its shareholders become subject to these provisions by including in its bye-laws provisions that limit the ownership of the common shares to levels that will not subject U.S. shareholders to U.S. tax on undistributed income under these provisions. Based on these bye-laws, Everest Group has been advised by Mayer, Brown & Platt, its United States counsel, that Everest Group shareholders should not be subject to U.S. tax on undistributed income.

   In addition, special provisions of the Code apply to U.S. persons who are shareholders of a foreign insurance company and have related person insurance income allocated to them. Related person insurance income, often called RPII, is investment income and premium income derived from the direct or indirect insurance or reinsurance of the risk of:

  . any U.S. taxpayer who directly or indirectly through foreign entities owns shares of a foreign insurance company; or

  . any person related to a U.S. taxpayer meeting the above definition.

The RPII provisions of the Code could apply to U.S. taxpayers who directly, indirectly or by attribution own any shares of Everest Bermuda if:

  . 25% or more of the value or voting power of the share capital of Everest
    Bermuda is owned directly, indirectly or by attribution by U.S.
    taxpayers;

  . 20% or more of the value or voting power of the share capital of Everest
    Bermuda is owned directly, indirectly or by attribution by U.S. taxpayers, or persons related to U.S. taxpayers, who are insured or reinsured by Everest Bermuda; and

  . Everest Bermuda has gross RPII equal to 20% or more of its gross insurance income.

Everest Group currently anticipates that less than 20% or more of the value or voting power of the share capital of Everest Bermuda will be owned directly, indirectly or by attribution by U.S. taxpayers insured or reinsured by Everest Bermuda or by persons related to them, and/or that less than 20% of the gross insurance income of Everest Bermuda for any taxable year will constitute RPII. However, if neither of these conditions is satisfied, since Everest Group's U.S. shareholders are treated by the Code as indirectly owning shares of Everest Bermuda, they will be required to include in their income their pro rata share of Everest Bermuda's RPII income as earned, even if not distributed.

Gains resulting from the sale of Everest Group common shares by U.S. shareholders could be taxed in the U.S. as dividends.

   Generally, a U.S. shareholder will realize capital gain or loss on the sale or exchange of the common shares after the restructuring. However, the IRS could contend that special provisions of the Code apply and that the amount of any gain equal to Everest Group's allocable untaxed earnings and profits should be taxed as a dividend. If the IRS successfully contended that those provisions apply to Everest Group, shareholders would be taxed on that amount of gain at the rates applicable to ordinary income rather than the lower rates applicable to long-term capital gains. Everest Group has been advised by Mayer, Brown & Platt, its United States counsel, that these provisions of the Code should not apply to the disposition of any common shares by a U.S. shareholder who holds less than 10% of the common shares.

The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase Everest Group's taxes and reduce its net income.

   The Organization for Economic Cooperation and Development and the European Union are considering measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. If these measures are adopted by a substantial number of member countries and if Bermuda or Barbados is considered to be engaged in harmful tax competition, Everest Group might be subject to additional taxes, which could reduce its net income.

Everest Group and/or Everest Bermuda may become subject to Bermuda tax, which will reduce Everest Group's net income.

   Everest Group currently is not subject to income or capital gains taxes in Bermuda. Everest Group has received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda to the effect that if any legislation is enacted in Bermuda that imposes any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to Everest Group or to any of its operations or the shares, debentures or other obligations of Everest Group until March 28, 2016. This assurance does not prevent the application of any of those taxes to persons ordinarily resident in Bermuda and does prevent the imposition of any tax payable in accordance with the provisions of The Land Tax Act of 1967 of Bermuda or otherwise payable in relation to any property leased to Everest Group. Everest Group expects that Everest Bermuda, when it is organized, will obtain a similar assurance from the Minister of Finance. However, Everest Bermuda may not receive this assurance, which would reduce Everest Bermuda's net income. There are currently no procedures for extending these assurances. As a result, Everest Group and Everest Bermuda could be subject to taxes in Bermuda after March 28, 2016, which could reduce their net income.

Everest Group may become subject to Barbados tax, which will reduce Everest Group's net income.

   Everest Group has applied for an international business company license under the Barbados International Business Companies Act, 1991-24. If this license is granted, Everest Group will be entitled to special tax benefits, including a preferred rate of tax on profits and gains and an exemption from withholding tax in respect of any dividends, interest, royalties, fees or management fees deemed to be paid to another international business company or to a person not resident in Barbados. Everest Group intends to apply to the Minister of Finance for assurances regarding its continued eligibility for this preferred status or assurances that any future changes to the International Business Companies Act will not reduce or eliminate these benefits. If given, these assurances would be applicable for a period of fifteen years. However, Everest Group may not receive this license or the assurances, which would reduce its net income. There are currently no procedures for extending these assurances. As a result, Everest Group could be ineligible for these benefits after that period, which could reduce its net income.

Everest Group's net income will be reduced if U.S. excise and withholding taxes are increased.

   Everest Bermuda will be subject to an excise tax on reinsurance and insurance premiums paid to Everest Bermuda with respect to risks located in the United States. In addition, Everest Bermuda may be subject to withholding tax on dividend income from United States sources. These taxes could increase and other taxes could be imposed on Everest Bermuda's business in the future, which could reduce Everest Group's net income.

In exchange for your Everest Holdings common stock, you will receive Everest Group common shares, which may be redeemed or purchased by Everest Group and will be subject to limitations on transfer.

   The Everest Holdings common stock is nonredeemable and freely transferable. In exchange for these shares, you will receive Everest Group common shares, which under some circumstances may be redeemed or purchased by Everest Group and will be subject to limitations on transfer. Everest Group's bye-laws provide that if the board of directors has reason to believe that:

  . any person that is not an investment company beneficially owns more than 5.0% of any class of Everest Group's issued and outstanding share capital,

  . any person controls, based on the definition of control discussed in the next paragraph, more than 9.9% of any class of Everest Group's issued and outstanding share capital or

  . share ownership by any person may cause adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders,

then Everest Group will have the option, but not the obligation, to redeem or purchase, at fair market value, all or any part of the common shares held by that person to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. In addition, Everest Group's bye-laws permit its board of directors to decline to register any transfer of common shares if it has reason to believe that the transfer would cause any of the above three conditions to exist. Furthermore, the board of directors has the authority to request from any shareholder or proposed transferee information for the purpose of determining whether any transfer should be made. If any shareholder or proposed transferee fails to respond to a request for this information or submits incomplete or inaccurate information, the board of directors may decline to register the transfer.

   Under Everest Group's bye-laws, a person controls shares if that person

  . owns the shares directly,

  . is a U.S. person and is treated as owning the shares by application of the attribution and constructive ownership rules of Sections 958 (a) and 958(b) or 544 and 554 of the Code, or

  . beneficially owns the shares within the meaning of Section 13(d)(3) of the Exchange Act.

Because of the attribution and constructive ownership rules of the Code and the rules of the SEC regarding determination of beneficial ownership, some shareholders may become subject to the redemption or purchase of their common shares, whether or not the shareholder directly holds of record more than 9.9% of Everest Group's issued and outstanding share capital. For the same reason, the board of directors may decline to register some transfers whether or not the transferee would directly hold of record more than 9.9% of Everest Group's issued and outstanding share capital.

   These ownership and transfer limitations, together with the voting limitations described below and the provisions of Everest Group's bye-laws providing for a staggered board of directors, may have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent management of Everest Group.

In exchange for your Everest Holdings common stock, you will receive Everest Group shares, which are subject to a cutback in voting rights.

   The Everest Holdings common stock carries full voting rights. In exchange for these shares, you will receive Everest Group shares, which under some circumstances are subject to a cutback in voting rights. Everest Group's bye-laws provide that if any person controls, based on the definition of control discussed above, more than 9.9% of any class of Everest Group's issued and outstanding share capital, that person's voting rights will be reduced so that it may not exercise more than approximately 9.9% of Everest Group's total voting rights. Because of the attribution and constructive ownership rules of the Code and the rules of the SEC regarding determination of beneficial ownership, some shareholders' voting rights may be reduced, whether or not they directly hold of record more than 9.9% of Everest Group's total voting power. Furthermore, the board of directors has the authority to request from any shareholder information for the purpose of determining whether that shareholder's voting rights should be reduced. If any shareholder fails to respond to a request for this information or submits incomplete or inaccurate information, the board of directors may determine to disregard all votes attached to that shareholder's common shares.

   These voting limitations, together with the ownership and transfer limitations described above and the provisions of Everest Group's bye-laws providing for a staggered board of directors, may have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent management of Everest Group.

Everest Bermuda may not receive a favorable insurance rating, which could adversely effect Everest Bermuda's ability to conduct business in the Bermuda market.

   Insurance ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, the rating of a company purchasing reinsurance may be adversely affected by an unfavorable rating or the lack of a rating of its reinsurer. Everest Bermuda currently has no insurance ratings and will not receive any ratings until after it has begun operations following the restructuring. Any rating that Everest Bermuda receives could be lower than the ratings assigned to Everest Re or its various competitors and could be downgraded or withdrawn by the rating agency in the future. The failure of Everest Bermuda to receive a favorable rating or a downgrade or withdrawal of a rating could adversely effect Everest Group's ability to conduct business in the Bermuda market.

Bermuda statutes and regulations may restrict the ability of Everest Bermuda to write reinsurance or insurance policies and to distribute funds to Everest Group.

   Everest Bermuda will be a registered Bermuda insurance company and will be subject to regulation and supervision in Bermuda. Everest Bermuda will be registered as a Class 4 insurer, eligible to write property and casualty insurance, as well as a long-term insurer, eligible to write life insurance. Among other things, Bermuda statutes and regulations will prescribe minimum levels of capital and surplus and solvency standards that Everest Bermuda must meet, will limit transfers of ownership of Everest Bermuda's capital shares, will provide for periodic examinations of Everest Bermuda and its financial condition and will prescribe limitations on the ability of Everest Bermuda to pay dividends and distributions. These statutes and regulations may restrict the ability of Everest Bermuda to write reinsurance or insurance policies and to distribute funds to Everest Group. See "Regulatory Considerations Associated with Operating in Bermuda and Barbados--Bermuda Insurance Regulation."

Regulatory challenges in the United States could adversely affect Everest Bermuda's ability to conduct business.

   Everest Bermuda does not intend to be licensed or admitted as an insurer or reinsurer in any U.S. jurisdiction. Under current law, Everest Bermuda generally will be permitted to reinsure U.S. risks from its office in Bermuda without obtaining those licenses. However, the insurance and reinsurance regulatory framework has become subject to increased scrutiny. In the past, there have been congressional and other initiatives in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If Everest Bermuda were to become subject to any insurance laws of the United States or any U.S. state at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing types of policies. Complying with those laws could have a material adverse effect on Everest Group's ability to conduct business in the Bermuda market.

Everest Bermuda may need to be licensed or admitted in additional jurisdictions to develop its business.

   As Everest Bermuda's business develops, it will monitor the need to obtain licenses in jurisdictions other than Bermuda in order to comply with applicable law or to be able to engage in additional insurance-related activities. In addition, Everest Bermuda may be at a competitive disadvantage in jurisdictions where it is not licensed or does not enjoy an exemption from licensing relative to competitors that are so licensed or exempt from licensing. Everest Bermuda may not be able to obtain any additional licenses that it determines are necessary or desirable. Furthermore, the process of obtaining those licenses is often costly and may take a long time.

Everest Bermuda's ability to write reinsurance will be severely limited if it is unable to arrange for security to back its reinsurance.

   Many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements without appropriate security. Everest Group expects that Everest Bermuda's reinsurance clients will typically require it to post a letter of credit or enter into other security arrangements. If Everest Bermuda is unable to obtain a letter of credit facility on commercially acceptable terms or unable to arrange for other types of security, its ability to operate its business will be severely limited. If Everest Bermuda defaults on any letter of credit that it obtains, it may be required to prematurely liquidate a substantial portion of its investment portfolio and other assets pledged as collateral.

You may not be able to recover damages from Everest Group and some of its directors, officers and experts named in this document if you sue them.

   Everest Group is organized under the laws of Bermuda. Some of its directors and officers, as well as some of the experts named in this document, may reside outside the United States. A substantial portion of their assets and Everest Group's assets may be located in jurisdictions outside the United States. Everest Group has appointed an agent in the City of New York to receive service of process with respect to actions arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of Everest Group common shares to the public in connection with the restructuring. Nevertheless, you may not be able to effect service of process within the United States upon Everest Group's directors, officers and experts who may reside outside the United States. You also may not be able to recover against them or Everest Group on judgments of U.S. courts or to obtain original judgments against them or Everest Group in Bermuda courts, including judgments predicated on civil liability provisions of the U.S. federal securities laws.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This document and the information incorporated by reference in it include "forward-looking statements" within the meaning of the U.S. federal securities laws. Everest Holdings intends these forward-looking statements to be covered by the safe harbor provisions of these laws. These safe harbor provisions only apply to companies who have previously offered securities to the public. Because Everest Group's offer of the common shares constitutes its initial public offering of securities, the safe harbor provisions of the U.S. federal securities laws do not apply to it. In some cases, you can identify forward-looking statements by the use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" or "intend." All statements regarding the expected benefits of the restructuring and merger and related matters are forward-looking statements. You should be aware that these statements and any other forward-looking statements in this document only reflect current expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from expectations. Important factors that could cause actual results to be materially different from expectations include those discussed in this document under the caption "Risk Factors" and the following:

  . changes in the level of competition in the domestic and international reinsurance or primary insurance markets that adversely affect the volume or profitability of Everest Group's reinsurance or insurance business, including the intensification of price and contract terms competition, the entry of new competitors, consolidation in the reinsurance and insurance industry and the development of new products by new and existing competitors;

  . changes in the demand for reinsurance and insurance products of the type that Everest Group and its ceding insurance customers offer;

  . Everest Group's ability to execute its strategies;

  . catastrophe losses in Everest Group's domestic or international reinsurance or insurance business;

  . adverse development on claim and claim expense liabilities related to business written in prior years, including evolving case law and its effect on environmental and other latent injury claims, changing government regulations, newly identified toxins, newly reported claims, new theories of liability, or new insurance and reinsurance contract interpretations, to the extent that the adverse development exceeds the limits available under or is not covered by Everest Re's stop loss agreement with Gibraltar Casualty Company;

  . greater than expected loss ratios on reinsurance or insurance written by Everest Group;

  . changes in inflation that affect the profitability of Everest Group's current reinsurance and insurance businesses or the adequacy of its claim and claim expense liabilities;

  . changes in Everest Group's retrocessional arrangements;

  . lower than estimated retrocessional or reinsurance recoveries on losses, including losses due to a decline in the creditworthiness of Everest Group's retrocessionaires or reinsurers;

  . changes in the reinsurance/retrocessional market impacting Everest
    Group's ability to cede risks above its desired level of retention;

  . changes in interest rates, increases in which cause a reduction in the market value of Everest Group's fixed income investment portfolio and common stockholders' equity, and decreases in which cause a reduction of income earned on new cash flow from operations as well as on the reinvestment of the proceeds from sales, calls or maturities of existing investments;

  . decline in the value of Everest Group's common equity investments;

  . changes in the composition of Everest Group's investment portfolio;

  . gains or losses related to changes in foreign currency exchange rates;

  . changes in the role of reinsurance brokers and Everest Group's relationship with those brokers;

  . impact of Year 2000 computer hardware, software and microprocessors embedded in certain equipment on Everest Group's operations and potential for Year 2000 claims under reinsurance and insurance contracts written by Everest Group;

  . impact of the Euro on Everest Group's operations or financial condition;

  . adverse results in litigation matters, including litigation related to environmental, asbestos and other potential mass tort claims;

  . changes in Everest Group's capital needs;

  . changes in Everest Group's ratings;

  . the impact of current and future regulatory environments, generally, and on the ability of Everest Group's subsidiaries to enter and exit reinsurance or insurance markets; and

  . changes in the commission or brokerage levels that competitors are willing to offer to ceding companies, brokers or agents.

   Everest Group undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 THE COMPANIES

Everest Holdings

   Everest Holdings was established in 1993 in Delaware to serve as the parent holding company of Everest Re, a property and casualty reinsurer formed in 1973. Until October 6, 1995, Everest Holdings was an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America. On October 6, 1995, The Prudential sold its entire interest in Everest Holdings' shares of common stock in an initial public offering.

   Everest Holdings, through Everest Re, underwrites property and casualty reinsurance on a treaty and facultative basis for insurance and reinsurance companies in the United States and selected international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts that it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds. Underwriting reinsurance on a treaty basis means that Everest Re reinsures one or more insurance companies pursuant to an agreement called a treaty, which sets forth the terms and conditions of the reinsurance. Treaties generally automatically reinsure a specific line or class of business. Underwriting reinsurance on a facultative basis means that Everest Re reinsures one specific policy as opposed to the reinsurance of a specific line or class of business.

   Everest Re writes reinsurance both through brokers and directly with ceding companies, giving it the flexibility to pursue business regardless of the ceding company's preferred reinsurance purchasing method. Everest Re and its subsidiaries also write primary property and casualty insurance. Primary insurance is purchased by insureds to pay amounts to them for economic losses sustained from unexpected events. Based on industry data at December 31, 1998 published by the Reinsurance Association of America, Everest Re is the sixth largest reinsurance company in the United States, ranked by statutory surplus. Statutory surplus is the amount by which the assets of an insurer exceed the insurer's liabilities, including the amounts required by law to be established as reserves for the insurer's insurance obligations.

   Following is a summary of Everest Holdings' and Everest Re's operating subsidiaries:

  . Everest National Insurance Company, an Arizona insurance company, is licensed in 42 states and the District of Columbia and is authorized to write primary insurance in the states in which it is licensed, often called writing insurance on an admitted basis.

  . Everest Insurance Company of Canada, a Canadian insurance company, is licensed in all Canadian provinces and territories and is federally licensed to write primary insurance under the Insurance Companies Act of Canada.

   Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from admitted insurers. This is often called writing insurance on a non-admitted basis. Everest Indemnity is licensed in Delaware and is eligible to write business in 39 states, the District of Columbia and the Commonwealth of Puerto Rico on a non-admitted basis.

  . Mt. McKinley Managers, L.L.C., a New Jersey limited liability company, is licensed in New Jersey as an insurance producer, which is any intermediary, such as an agent or broker, which acts as the conduit between an insurance company and an insured. Mt. McKinley holds licenses to allow it to act in New Jersey as an insurance producer in connection with policies written on both an admitted and a surplus lines basis. After a 1998 acquisition of the assets of insurance agency operations in Alabama and Georgia, the continuing insurance agency operations are now carried on by subsidiaries of Mt. McKinley. These subsidiaries are WorkCare Southeast, Inc., an Alabama insurance agency, and WorkCare Southeast of Georgia, Inc., a Georgia insurance agency.

  . Everest Re Holdings, Ltd., a Bermuda company formed in 1998 and referred to in this document as Everest Ltd., owns Everest Re Ltd., a United Kingdom company that is in the process of being dissolved because its reinsurance operations have been converted into branch operations of Everest Re. Everest Ltd. also holds approximately $100 million of investments.

   Everest Holdings' products include a full range of property and casualty coverages, including marine, aviation, surety, errors and omissions, directors' and officers', medical malpractice, other specialty liability lines, accident and health, workers compensation, non-standard auto and loss portfolios. Everest Holdings' distribution channels include both the direct and broker reinsurance markets, international and domestic markets, reinsurance, both treaty and facultative, and insurance, both admitted and non-admitted.

   Everest Holdings' business strategies include effective management of the underwriting cycle, which refers to the tendency of insurance premiums, profits and the demand for and availability of coverage to rise and fall over time. Everest Holdings also seeks to manage catastrophe exposures and control expenses and retrocessional costs, which are incurred when reinsurers purchase reinsurance. Everest Holdings' underwriting strategies seek to capitalize on its staff's expertise and its flexibility to offer multiple products by underwriting reinsurance through brokers and directly with ceding companies and by writing primary insurance on an admitted and non-admitted basis in a cost efficient manner. Efforts to control expenses and to operate in a cost efficient manner are a continuing focus for Everest Holdings.

   Everest Holdings' underwriting strategy emphasizes underwriting profitability rather than premium volume, the writing of specialized risks and the integration of underwriting expertise across all underwriting units. Key elements of this strategy are prudent risk selection, appropriate pricing through strict underwriting discipline and adjustment of Everest Holdings' business mix to respond to changing market conditions. Everest Holdings focuses on reinsuring companies that effectively manage the underwriting cycle through proper analysis and pricing of underlying risks and whose underwriting guidelines and performance are compatible with its objectives.

   Everest Holdings' underwriting strategy also emphasizes flexibility and responsiveness to changing market conditions, such as increased demand or favorable pricing trends. Everest Holdings believes that its existing strengths, including its broad underwriting expertise, international presence, diverse distribution capabilities and substantial capital, facilitate adjustments to its mix of business geographically, by line of business and by type of coverage. Everest Holdings believes that this makes it possible to capitalize on those market opportunities that provide the greatest potential for underwriting profitability. Everest Holdings' primary insurance infrastructure further facilitates this strategy by permitting the development of business that requires the issuance of primary insurance policies. Everest Holdings carefully monitors its mix of business to avoid inappropriate concentrations of geographic or other risk.

   Everest Holdings' underwriting guidelines seek to limit the accumulation of known risks in exposed areas, to require that business that is exposed to catastrophe losses be written with appropriate geographic spread and to maintain a cost-effective retrocession program. Those underwriting guidelines also seek to better reflect the relationship between premiums and risk assumed while maintaining probable maximum loss at appropriate levels.

Everest Group

   Everest Group was recently organized under the laws of Bermuda and is wholly owned by Everest Holdings. As a result of the restructuring, Everest Group will become the new holding company for Everest Holdings and its subsidiaries. As soon as practicable following the restructuring, Everest Group intends to capitalize Everest Bermuda with approximately $250 million. Everest Group intends to obtain funds for this purpose from Everest Holdings. Everest Holdings, in turn, intends to obtain funds for this purpose either through offerings of its debt and/or trust preferred securities or through bridge financing, which it would expect to retire using the proceeds of those offerings.

   Subject to regulatory approval, Everest Bermuda will be registered in Bermuda as a Class 4 insurer, eligible to write property and casualty insurance, as well as a long-term insurer, eligible to write life insurance. Initially, Everest Bermuda's revenues will derive primarily from investment of its capital. Over time, incremental revenues are also expected to be derived from premium income. Everest Bermuda intends to emphasize traditional property and casualty reinsurance lines, including property catastrophe and casualty excess reinsurance, and also to expand its product offerings into alternative risk and financial product and life reinsurance lines. Everest Bermuda will operate in the international insurance and reinsurance marketplace.

   After the restructuring, Everest Group intends to establish a new Delaware subsidiary, Everest Global Services, Inc., to perform administrative and back-office functions for Everest Group and its insurance subsidiaries. After Everest Global Services is established, Everest Re employees who are currently performing administrative and back-office functions will be transferred to employment with Everest Global Services and will perform those functions on behalf of Everest Global Services.

   Everest Group has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the restructuring.

Everest Merger

   Everest Merger was recently organized under the laws of Delaware in order to accomplish the proposed restructuring and is wholly owned by Everest Group. Everest Merger has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the restructuring.

                            RECENT DEVELOPMENTS

   On December 21, 1999, Everest Holdings entered into a three year senior revolving credit facility with a syndicate of lenders, which replaces its $75 million facility. First Union National Bank is the administrative agent for the credit facility. The credit facility provides for borrowings of up to $150 million and bears interest at either the higher of the prime rate established by First Union National Bank from time to time or the federal funds rate plus 0.5% per annum. Alternatively, Everest Holdings may elect to have the borrowings bear interest at an adjusted London InterBank Offered Rate plus a margin. The amount of the margin and fees payable for the credit facility depend upon the senior unsecured debt rating or, if that is not available, the financial strength rating of Everest Re. The credit facility requires Everest Holdings to maintain specified debt to capital and interest coverage ratios and to maintain statutory surplus of Everest Re at $850 million plus 25% of future aggregate net income and 25% of future aggregate capital contributions. If the restructuring is completed, Everest Group must guarantee the obligations of Everest Holdings under the credit facility.

                     MARKET PRICE AND DIVIDEND INFORMATION

   The common stock of Everest Holdings is traded on the NYSE under the symbol "RE." The following table shows, for the calendar quarters indicated, the high and low sales prices per share of Everest Holdings common stock as reported on the NYSE Composite Tape:

                                                                  High     Low
                                                                 ------- -------
      1997
       First Quarter............................................ 32.7500 26.0000
       Second Quarter........................................... 40.2500 26.7500
       Third Quarter............................................ 41.1250 34.5000
       Fourth Quarter........................................... 43.0000 33.0000
      1998
       First Quarter............................................ 41.6250 35.2500
       Second Quarter........................................... 45.2500 36.1250
       Third Quarter............................................ 43.5000 34.1875
       Fourth Quarter........................................... 38.9375 28.7500
      1999
       First Quarter............................................ 38.9375 30.1250
       Second Quarter........................................... 34.8125 28.8750
       Third Quarter............................................ 35.6875 21.9375
       Fourth Quarter (through December 21, 1999)............... 27.2500 20.5000

Recent Closing Prices

   On September 16, 1999, the last trading day before public announcement of the restructuring, the closing sales price of Everest Holdings common stock was
$27.125 per share. On           , 2000, the last practicable trading day prior
to the date of this document, the closing sales price of Everest Holdings
common stock was $     per share.

   The market price of Everest Holdings common stock will fluctuate prior to the restructuring. Similarly, the market value of the Everest Group common shares that Everest Holdings stockholders will receive in the restructuring may fluctuate following the restructuring. You should obtain current market quotations for Everest Holdings common stock. The future prices or markets for Everest Holdings common stock or Everest Group common shares cannot be predicted.

Number of Stockholders

   As of [Record Date], 2000, there were approximately [120] stockholders of record who held shares of Everest Holdings common stock, as shown on the records of Everest Holdings' transfer agent for the common stock. That number excludes the beneficial owners of shares held in "street" name or held through participants in depositories, such as The Depository Trust Company.

   Everest Holdings is currently the sole shareholder of Everest Group.

Dividend History and Restrictions

   In 1995, the board of directors of Everest Holdings established a policy of declaring regular quarterly cash dividends. The first quarterly dividend was $0.03 per share, declared and paid in the fourth quarter of 1995. Everest Holdings declared and paid its regular quarterly cash dividend of $0.03 per share for each quarter of 1996, $0.04 per share for each quarter of 1997, $0.05 per share for each quarter of 1998 and $0.06 per share for each of the first three quarters of 1999. Everest Holdings also has declared a dividend of $0.06 per share for the fourth quarter of 1999.

   The declaration and payment of future dividends, if any, by Everest Holdings, and after the restructuring is completed by Everest Group, will be at the discretion of the board of directors and will depend upon many factors, including earnings, financial condition, business needs and growth objectives, capital and surplus requirements of operating subsidiaries, regulatory restrictions, rating agency considerations and other factors. As an insurance holding company, Everest Holdings depends, and after the restructuring is completed Everest Group will depend, on dividends and other permitted payments from its subsidiaries to pay cash dividends to its stockholders. After the restructuring is completed, the payment of dividends to Everest Group by Everest Holdings and to Everest Holdings by Everest Re will be subject to Delaware regulatory restrictions and the payment of dividends to Everest Group by Everest Bermuda will be subject to Bermuda insurance regulatory restrictions.

                   FINANCIAL INFORMATION ABOUT EVEREST GROUP

   The balance sheet showing the initial capitalization of Everest Group appears on page F-3 of this document. Pro forma financial information regarding Everest Group and its consolidated subsidiaries giving effect to the restructuring has not been included in this document because, immediately following the restructuring, the consolidated financial statements of Everest Group will be the same as the consolidated financial statements of Everest Holdings immediately prior to the restructuring. At all times prior to the completion of the restructuring, Everest Group will have only nominal capitalization and no operations. Furthermore, there is currently no trading market for the Everest Group common shares, since Everest Holdings is, and until the restructuring will continue to be, the owner of all the issued and outstanding common shares.

                              THE SPECIAL MEETING

Solicitation of Proxies

   This document is being furnished to Everest Holdings stockholders in connection with the solicitation of proxies by the Everest Holdings board of directors for use at the special meeting of stockholders to be held on [Meeting Date], 2000 at [Meeting Time] at [Meeting Place]. This document and the enclosed proxy card are being mailed to stockholders on or about [Mailing Date], 2000.

   In addition to solicitation by mail, directors, officers and employees of Everest Holdings may solicit proxies from the stockholders of Everest Holdings personally or by telephone, telecopy or telegram or other forms of communication. None of these persons will be specifically compensated for those services but Everest Holdings may reimburse them for their reasonable out-of-pocket expenses. Everest Holdings will request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners and will reimburse them for their reasonable expenses incurred in sending those materials to beneficial owners.

   Everest Holdings has also retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from its stockholders. The fee paid by Everest Holdings to Corporate Investor Communications, Inc. for these services will be approximately $6,500, plus reimbursement of reasonable out-of-pocket costs and expenses.

Record Date

   The Everest Holdings board of directors has fixed the close of business on [Record Date], 2000 as the record date for the determination of the holders of Everest Holdings common stock entitled to receive notice of and to vote at the special meeting. You may vote at the special meeting only if you owned Everest Holdings common stock at that time.

   As of the record date, there were              shares of Everest Holdings
common stock issued and outstanding. Each share of Everest Holdings common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the special meeting.

Voting

   Adoption of the agreement and plan of merger requires the affirmative vote of a majority of the shares of Everest Holdings common stock.

   Any abstention and any broker non-vote, as explained below, will have the same effect as a vote against the adoption of the agreement and plan of merger. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the adoption of the agreement and plan of merger unless they receive specific instructions from the beneficial owners of those shares. Shares that are not voted because brokers did not receive any specific instructions are referred to as "broker non-votes."

   The presence, in person or represented by proxy, of a majority of the shares of Everest Holdings common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

   As of [Record Date], 2000, directors and executive officers of Everest Holdings and their affiliates owned beneficially an aggregate of shares of Everest Holdings common stock, including shares that may be acquired within 60 days of that date upon the exercise of stock options, or
approximately      % of the shares of Everest Holdings common stock outstanding on that date. The directors and executive officers have indicated their intention to vote the shares they hold in favor of the adoption of the agreement and plan of merger.

Proxies

   Each copy of this document mailed to Everest Holdings stockholders is accompanied by a form of proxy for use at the special meeting. Shares of Everest Holdings common stock represented by a proxy properly submitted as described below and received at or prior to the special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy.

   To submit a proxy, holders of Everest Holdings common stock should complete, sign, date and mail the proxy card provided with this document in accordance with the instructions set forth on the card. If a proxy card is signed and returned without indicating any voting instructions, shares of Everest Holdings common stock represented by the proxy will be voted "FOR" the adoption of the agreement and plan of merger.

   Any person who submits a proxy with voting instructions may revoke it any time before it is voted:

  . by giving written notice of revocation to Everest Holdings, addressed to Janet J. Burak, 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, if the notice of revocation is received by Everest Holdings prior to the special meeting;

  . by submitting a later dated proxy with voting instructions by mail, if the proxy is received by Everest Holdings prior to the special meeting; or

  . by voting in person at the special meeting, although a proxy is not revoked by simply attending the special meeting.

   Everest Holdings stockholders who have instructed a broker to vote their shares must follow directions received from their broker to revoke their proxy.

Other Matters

   The Everest Holdings board of directors is not currently aware of any business to be acted upon at its special meeting of stockholders, other than as described in this document. If, however, other matters related to the proposed restructuring and merger are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or to act on those matters according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies also will have discretion to vote on adjournment of the special meeting. An adjournment may be proposed for the purpose of soliciting additional proxies. Notwithstanding the foregoing, shares represented by proxies voting against the adoption of the agreement and plan of merger will be voted against a proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

                           THE PROPOSED RESTRUCTURING

Description of the Restructuring

   On September 16, 1999, the board of directors of Everest Holdings approved a plan under which Everest Holdings and its subsidiaries would be restructured as follows:

  . Everest Group, a company organized in Bermuda and with its principal executive offices in Barbados, will become the new publicly-owned parent corporation of Everest Holdings.

  . Everest Holdings, as a subsidiary of Everest Group, will continue to act as the holding company for the subsidiaries of Everest Holdings in the United States and Canada.

  . Everest Group will also be the holding corporation for a new Bermuda-based reinsurance subsidiary, Everest Bermuda.

   The restructuring would be accomplished in the following steps:

  . Everest Holdings has organized a subsidiary, Everest Group, under the laws of Bermuda and established its principal office in Barbados.

  . Everest Group has organized a Delaware subsidiary, Everest Merger.

  . Everest Merger will be merged into Everest Holdings, with Everest
    Holdings as the surviving corporation. When the merger is completed, Everest Holdings will become a subsidiary of Everest Group and each outstanding share of common stock of Everest Holdings will be converted into one common share of Everest Group.

  . After the merger is completed, Everest Group will capitalize Everest
    Bermuda, its Bermuda-based reinsurance subsidiary.

   In connection with the restructuring, Everest Group also intends to form a new Delaware subsidiary, Everest Global Services, to perform administrative and back-office functions for Everest Group and its U.S.-based and non-U.S.-based subsidiaries.

   The present corporate structure of Everest Holdings and its subsidiaries and the corporate structure that would result from the proposed restructuring are illustrated on the following pages.

                        [AFTER THE RESTRUCTURING CHART]

Background and Reasons for the Restructuring

   International activities of Everest Holdings and its subsidiaries are a significant part of Everest Holdings' activities. Everest Holdings and its subsidiaries have offices in Canada, the United Kingdom, Belgium, Hong Kong and Singapore, as well as in the United States. In 1998, approximately 31% of the gross premiums written by Everest Holdings and its subsidiaries represented non-U.S. based risks or risks written by non-U.S. based reinsureds, principally in the United Kingdom, continental Europe, Latin America, Australia and Asia. Everest Holdings does not have any operations in Bermuda, which has become one of the largest insurance markets in the world for property catastrophe and high excess liability coverages.

   The board of directors of Everest Holdings believes that the proposed restructuring will provide Everest Group with an enhanced ability to compete and create better returns for stockholders by permitting Everest Group to take maximum advantage of favorable business, regulatory, tax and financing environments in Bermuda and Barbados. In particular, the board is recommending the restructuring for the following reasons:

  . The board of directors believes that Bermuda is an important insurance market that attracts a significant deal flow because of its favorable business, regulatory and tax environments, and having a presence in Bermuda is important as a competitive matter.

  . The board of directors believes that, compared to U.S. state regulatory environments, the Bermuda regulatory environment offers insurance companies more flexibility to price their products, develop new products and write additional lines of reinsurance and imposes fewer restrictions on an insurance company's ability to make investments and distribute capital to shareholders.

  . The board of directors believes that a holding company structure in the form proposed by the restructuring will provide a more suitable corporate structure for expansion of Everest Group's business and future acquisitions and diversification opportunities. Everest Group currently has no specific plans for material acquisitions or to significantly diversify its business from the business that Everest Holdings is currently conducting and that Everest Bermuda is expected to conduct subsequent to the restructuring.

  . The board of directors believes that the establishment of Bermuda and Barbados operations will, over a period of time, reduce corporate income taxes because, unlike the U.S. tax system which imposes corporate income tax on the worldwide income of U.S. corporations, Bermuda generally imposes no corporate income taxes on foreign income and Barbados generally imposes corporate income tax only on some foreign income of a non-Barbados company managed and controlled in Barbados. Income taxes should therefore be reduced to the extent operations after the restructuring are conducted outside of the United States and outside of other countries with significant corporate taxes. To the extent that Everest Group's taxes are reduced, it expects to be able to price its products more competitively.

   Accordingly, the board of directors of Everest Holdings has declared the agreement and plan of merger to be advisable, has approved it and recommends that stockholders vote "FOR" its adoption.

   All statements regarding the expected benefits of the restructuring and merger and related matters are forward-looking statements. You should be aware that these statements and any other forward-looking statements in this document only reflect current expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from expectations. Important factors that could cause actual results to be materially different from our expectations include those discussed in this document under the caption "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Terms of the Agreement and Plan of Merger

   The following is a summary of the material provisions of the agreement and plan of merger, which is attached as Appendix A to this document and is incorporated into it by reference. You are urged to read the agreement and plan of merger carefully and in its entirety.

   The agreement and plan of merger provides that at the effective time of the merger:

  . Everest Merger will be merged with and into Everest Holdings, with Everest Holdings as the surviving corporation;

  . each share of Everest Holdings common stock issued and outstanding immediately prior to the merger will automatically convert into one Everest Group common share;

  . each share of Everest Merger common stock issued and outstanding immediately prior to the merger will remain outstanding and automatically convert into one share of the surviving corporation;

  . each share of Everest Holdings common stock owned by Everest Holdings or by any direct or indirect wholly-owned subsidiary of Everest Holdings immediately prior to the effective time of the merger will automatically be cancelled and no Everest Group common shares will be issued in exchange for those shares of Everest Holdings common stock;

  . the certificate of incorporation of Everest Holdings as in force and effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation;

  . the by-laws of Everest Holdings as in force and effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation; and

  . the directors and officers of Everest Holdings who are in office immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation and will remain in office until the election and qualification of their successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

Effects of the Restructuring

   As a result of the proposed restructuring, the stockholders of Everest Holdings will become the shareholders of Everest Group. The interests of the Everest Group shareholders will be the same as their interests in Everest Holdings prior to the restructuring, with each shareholder owning the same number of Everest Group common shares as the number of shares of Everest Holdings common stock owned immediately prior to the restructuring. Each shareholder's percentage ownership in Everest Group immediately following the restructuring will be identical to that shareholder's percentage interest in Everest Holdings immediately before the restructuring.

   The rights of stockholders of Everest Holdings currently are governed by Delaware law and the certificate of incorporation and by-laws of Everest Holdings. After the restructuring, the rights of shareholders of Everest Group will be governed by Bermuda law and the memorandum of association and bye-laws of Everest Group. We have filed copies of the memorandum of association and bye-laws of Everest Group as exhibits to the registration statement of which this document is a part. For a discussion of material differences between the rights of Everest Holdings stockholders and Everest Group shareholders, see "Description of Everest Group Share Capital--Comparison of Rights of Holders of Everest Group Common Shares and Holders of Everest Holdings Common Stock."

Conditions of the Merger

   The obligation of Everest Holdings and Everest Merger to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . the Everest Holdings stockholders will have adopted the agreement and plan of merger;

  . the registration statement on Form S-4 filed with the SEC to register the Everest Group common shares to be issued in the merger will have become effective under the Securities Act, and no stop order or proceeding seeking a stop order with respect to that registration statement will be in effect;

  . the Everest Group common shares issuable to stockholders pursuant to the agreement and plan of merger will have been approved by the NYSE for listing, subject to official notice of issuance;

  . the merger will have received all required consents and approvals from applicable governmental and regulatory authorities and other persons, and all applicable waiting periods will have expired; and

  . no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will be in effect.

   The boards of directors of each of Everest Holdings and Everest Merger may waive any of the above conditions at any time prior to the effective time of the merger. As a practical matter, however, the parties will not be able to waive any of the conditions other than those involving listing the common shares on the NYSE and obtaining a consent or approval that has not yet been obtained where the failure to obtain that consent or approval would not have a material adverse effect on the business of Everest Group.

Effective Time of the Merger

   If the Everest Holdings stockholders approve the agreement and plan of merger, the merger will become effective after the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law. It is currently contemplated that the certificate of merger will be filed and the merger will become effective on [Effective Time], 2000, or as soon thereafter as the above conditions are satisfied.

   In the event the conditions to the merger are not satisfied, the merger may be abandoned or delayed even after the restructuring and merger have been approved by the Everest Holdings stockholders. In addition, the merger may be abandoned or delayed for any reason by the board of directors of Everest Holdings at any time prior to its becoming effective, even though the agreement and plan of merger has been approved by the Everest Holdings stockholders and all conditions to the merger have been satisfied.

Additional Agreements

 Benefit Plans and Stock Options

   The agreement and plan of merger provides that, at the effective time of the merger, Everest Group will assume all of the rights and obligations of Everest Holdings under:

  . the annual incentive plan,

  . the executive performance annual incentive plan,

  . the 1995 stock incentive plan,

  . the 1995 stock option plan for non-employee directors,

  . the senior executive change of control plan and

  . all other plans, arrangements or agreements under which Everest Holdings stock options have been granted.

All outstanding options to purchase Everest Holdings common stock will be converted into equivalent options to purchase Everest Group common shares, with any adjustment or amendment appropriate in order to accommodate Bermuda law issues. Sponsorship of other benefit plans, such as pension, profit sharing and welfare benefit plans, should not be affected by the merger.

 Change of Control Provisions

   To the extent that the merger could constitute a "change of control" that would trigger additional benefits, including vesting of stock options awarded to its employees and directors, the affected employees and directors have agreed in writing that the restructuring will not constitute or result in a "change of control" or similar event.

 Employment Agreements

   The only executive officer of Everest Holdings and Everest Re who has a written employment agreement with those companies is Joseph V. Taranto, the Chairman and Chief Executive Officer. In connection with the restructuring, Mr. Taranto will enter into an amendment to his current employment agreement with Everest Holdings and Everest Re. The amendment will provide that Mr. Taranto will be the Chairman and Chief Executive Officer of Everest Group and that he will provide services to Everest Group that are comparable to those that he is required to provide for Everest Holdings under the current employment agreement. Everest Group will be a party to the employment agreement as amended and will have rights, powers, duties and obligations under the employment agreement that are generally co-extensive with those of Everest Holdings. References in Mr. Taranto's employment agreement to benefit plans, arrangements and agreements that are being assumed by Everest Group in connection with the restructuring will be changed to references to the plans as assumed by Everest Group. Mr. Taranto will remain an employee of Everest Re until Everest Global Services is established. The amendment to Mr. Taranto's employment agreement will provide that upon the establishment of Everest Global Services, and at the request of the board of directors of Everest Group, Mr. Taranto will become an employee of Everest Global Services and will provide services to Everest Re, as an employee of Everest Global Services, that are the same as those he has provided to Everest Re under his current employment agreement. Although Everest Global Services will be substituted for Everest Re under the employment agreement upon Mr. Taranto's transfer of employment to Everest Global Services, Everest Re will guarantee the financial obligations of Everest Global Services under the employment agreement. Mr. Taranto's transfer of employment to Everest Global Services will not affect his positions as Chairman and Chief Executive Officer of Everest Re, Everest Holdings and Everest Group or his participation in employee benefit plans that are the same as those provided to employees of Everest Re.

   In connection with the restructuring, Mr. Taranto will also enter into an amendment to his current change of control agreement with Everest Holdings and Everest Re that will provide that, after the restructuring, transactions with respect to Everest Group will trigger benefits under the change of control agreement to the same extent that transactions with respect to Everest Holdings would trigger benefits prior to the amendment. After the amendment, any of the following events with respect to Everest Group or Everest Re will constitute a material change under the change of control agreement:

  . the completion of a tender offer or exchange offer for the ownership of securities of Everest Re or Everest Group representing 25% or more of the combined voting power of that company's then outstanding voting securities;

  . the completion of a merger or consolidation of Everest Re or Everest
    Group with another corporation that results in less than 75% of the outstanding voting securities of the surviving or resulting corporation being owned by the former stockholders of Everest Re, Everest Group or their affiliates;

  . the transfer by Everest Re or Everest Group of substantially all of its assets to another corporation or entity that is not a wholly owned subsidiary of Everest Re or Everest Group;

  . the acquisition by any person of direct or indirect beneficial ownership of securities of Everest Re or Everest Group representing 25% or more of the combined voting power of the then outstanding securities of Everest Re or Everest Group; and

  . a tender offer, merger, consolidation, sale of assets or contested election, or any combination of those transactions, which causes the persons who were members of the board of directors of Everest Re or Everest Group immediately before the transaction to cease to constitute at least a majority of that board of directors.

   In the event that Mr. Taranto becomes an employee of Everest Global Services, Everest Global Services will become a party to the change of control agreement and Everest Re will guarantee the financial obligations of Everest Global Services under the agreement.

   As amended, the change of control agreement will provide that if, within one year after the occurrence of one of these material changes, Mr. Taranto terminates his employment with Everest Re or Everest Global Services, as applicable, for any reason or if Everest Re or Everest Global Services, as applicable, terminates Mr. Taranto's employment for any reason other than for due cause then Mr. Taranto will be entitled to the following benefits:

  . all of Mr. Taranto's outstanding stock options will immediately vest and become exercisable;

  . Mr. Taranto will receive a cash payment equal to the lesser of

    . 2.99 multiplied by Mr. Taranto's annual compensation for the most recent taxable year ending prior to the date of the material change, less the value of Mr. Taranto's gross income in the most recent taxable year ending prior to the date of a material change attributable to Mr. Taranto's exercise of stock options, stock appreciation rights and other stock-based awards granted to Mr. Taranto, and

    . 2.99 multiplied by Mr. Taranto's "annualized includible compensation for the base period" as that phrase is defined in Section 280G(d) of the Code;

  . Mr. Taranto will continue to be covered under the medical and dental insurance plans of Everest Re or Everest Global Services, as applicable, for a period of three years from the date of termination; and

  . Mr. Taranto will receive special retirement benefits in an amount that will equal the retirement benefits he would have received had he continued in the employ of Everest Re or Everest Global Services, as applicable, for three years following his termination under the Everest Reinsurance Retirement Plan and any supplemental, substitute, or successor retirement plans.

   In the event that the benefits Mr. Taranto receives under the change of control agreement cause him to receive a "parachute payment" within the meaning of Section 280G of the Code, Mr. Taranto's benefits will be reduced to an amount that is one dollar less than the amount that would cause a parachute payment. If an award made under the change of control agreement nevertheless results in an assessment against Mr. Taranto of a "parachute tax" pursuant to
Section 4999 of the Code, Mr. Taranto will be entitled to receive an additional amount of money that would put him in the same net tax position had no parachute tax been incurred.

   The change of control agreement will terminate on the earliest of the following events:

  . one year following a material change;

  . termination by Mr. Taranto of his employment with Everest Re or Everest
    Global Services, as applicable, under circumstances not following a material change;

  . the termination by Everest Re or Everest Global Services, as applicable, of Mr. Taranto's employment for due cause; and

  . December 31, 2001, or any date thereafter, with 60 days written notice.

 Rights Agreement

   On September 24, 1998, the board of directors of Everest Holdings declared a dividend of one preferred share purchase right for each outstanding share of Everest Holdings common stock. Under the terms of a rights agreement between Everest Holdings and the rights agent, First Chicago Trust Company of New York, the rights are triggered only when a person or group acquires 15% or more of Everest Holdings common stock or makes, or announces its intention to make, a tender offer for 15% or more of Everest Holdings common stock. When triggered, each right entitles its holder under some circumstances to purchase Everest Holdings common stock at half-price. The Everest Holdings rights agreement is filed as an exhibit to the registration statement of which this document is a part. You should refer to the rights agreement for more detailed information. For more information on how to obtain this document, see "Where You Can Find More Information."

   The board of directors of Everest Holdings has amended the rights agreement to provide that it will not be triggered by the agreement and plan of merger or the restructuring.

   Everest Group does not currently have a rights agreement in place, and the agreement and plan of merger does not provide for the adoption of a rights agreement by Everest Group. However, the Everest Group board of directors may choose at any time following the restructuring to adopt a rights agreement, which may include some or all of the provisions of the Everest Holdings rights agreement.

Exchange of Stock Certificates

   Stockholders should not send their Everest Holdings stock certificates with their proxy cards. If the merger is completed, a transmittal form with instructions on how to exchange stock certificates for share certificates of Everest Group will be mailed to stockholders.

Stock Exchange Listing

   Everest Holdings common stock is currently listed on the NYSE under the symbol "RE." Everest Group is applying to list the Everest Group common shares that will be issued in the merger on the NYSE. Everest Group is requesting that these common shares be listed on the NYSE under Everest Holdings' current trading symbol, "RE."

Absence of Appraisal Rights

   Appraisal rights are statutory rights that enable stockholders who object to certain extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding in lieu of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances.

   Under Section 262 of the Delaware General Corporation Law, Everest Holdings stockholders are not entitled to appraisal rights in connection with the merger because Everest Holdings common stock was listed on the NYSE on the record date for the special meeting and the common shares that stockholders will be entitled to receive will be listed on the NYSE at the completion of the merger.

Resale of Everest Group Common Shares

   The common shares issuable to stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Everest Holdings or of Everest Group, subject to restrictions contained in the Everest Group bye-laws. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with, Everest Holdings or Everest Group at the time of the special meeting. Everest Group common shares received by those stockholders of Everest Holdings who are deemed to be "affiliates" of Everest Holdings or Everest Group may be resold without registration only as provided for by Rule 145, or as otherwise permitted, under the Securities Act. The registration statement to register the Everest Group common shares to be issued in the merger, of which this document is a part, does not cover any resales of common shares received by affiliates of Everest Holdings or Everest Group in the merger.

Regulatory Filings and Approvals

   Everest Holdings' insurance subsidiaries are subject to the insurance statutes and regulations of the states and foreign countries in which they are domiciled or licensed. In the United States, state insurance holding company statutes generally require approval of the acquisition of control of insurance companies domiciled or commercially domiciled in those states, whether the acquisition of control is direct or indirect. Accordingly, Everest Group has obtained the approval of its acquisition of control of Everest Holdings' insurance subsidiaries from the insurance regulatory authorities in Delaware, where Everest Re and Everest Indemnity are domiciled, and in Arizona, where Everest National is domiciled. Everest Group will also give written notice of the restructuring to the insurance regulatory authorities in some other states where Everest Holdings' insurance subsidiaries are licensed.

   Outside of the United States, Everest Group has filed or will file applications seeking approval of the restructuring with the insurance and financial services regulatory authorities in Canada, where Everest Canada is domiciled and Everest Re has branch operations, and in the United Kingdom, where Everest Re has branch operations. Everest Group will also give written notice of the restructuring to the insurance and financial services regulatory authorities in Belgium, Hong Kong and Singapore, where Everest Re has branch operations.

   Receipt of approvals from the appropriate regulatory authorities in Delaware, Arizona, Canada and the United Kingdom is a condition to the merger, although the agreement and plan of merger allows Everest

Holdings, Everest Group and Everest Merger to waive this condition. Everest Group and Everest Holdings cannot assure you that these approvals will be obtained, or, if obtained, will not include conditions that could result in the abandonment of the restructuring. Everest Group and Everest Holdings have not determined how they will respond to conditions that may be sought by governmental entities in connection with any requisite approvals. If any conditions are sought by governmental entities, Everest Group and Everest Holdings will make those determinations at the appropriate time.

Accounting Treatment of the Restructuring

   It is anticipated that the acquisition by Everest Group of Everest Holdings in connection with the restructuring will be accounted for at historical cost in a manner similar to a pooling of interests.

                                   MANAGEMENT

Board of Directors

   The board of directors of Everest Group will consist of six members and will be divided into three classes of two directors each. The Class I directors will be subject to election at the 2000 annual general meeting of shareholders, the Class II directors at the 2001 annual general meeting of shareholders and the Class III directors at the 2002 annual general meeting of shareholders. Prior to the restructuring, Everest Holdings will elect all of the current directors of Everest Holdings to serve for comparable terms as directors of Everest Group. Information about each of those individuals is set forth below.

   Martin Abrahams, 66, became a Class I director of Everest Holdings on March 12, 1996 and a director of Everest Re on March 13, 1996. Mr. Abrahams, currently retired, served with the accounting firm of Coopers & Lybrand L.L.P. from 1957 and was a partner in that firm from 1969 to 1995.

   Kenneth J. Duffy, 69, became a Class II director of Everest Holdings on March 12, 1996 and a director of Everest Re on March 13, 1996. Mr. Duffy is currently a Senior Advisor to CGU plc, an insurance holding company, having been associated with that organization for more than 40 years. He served as President and Chief Executive of Commercial Union Corporation, the CGU United States subsidiary, from January 1985, as Chairman and Chief Executive from January 1993 and as Chairman from his retirement in January 1995 until October 1998. He is the President and a director of Curepool (Bermuda) Ltd. He is also a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management.

   John R. Dunne, 69, became a Class I director of Everest Holdings and a director of Everest Re on June 10, 1996. Mr. Dunne, an attorney and member of the bar of both New York and the District of Columbia, has since 1994 been counsel to the law firm of Whiteman, Osterman & Hanna in Albany, New York. Mr. Dunne was counsel to the Washington DC law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General for the United States Government, Department of Justice. From 1966 to 1989 Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms. Mr. Dunne is a director of CGU Corporation.

   Thomas J. Gallagher, 50, became a Class III director of Everest Holdings on March 13, 1996 and has served as a director of Everest Re since 1987. Elected President and Chief Operating Officer of both Everest Holdings and Everest Re on February 24, 1997, Mr. Gallagher had been Executive Vice President of both companies since December 1995 and a Senior Vice President of Everest Holdings since 1994 and of Everest Re since 1989. Since joining Everest Re in 1975, he has served as an underwriter in the facultative and treaty departments, as vice president in charge of the facultative department and as vice president in charge of the treaty casualty department. Mr. Gallagher currently serves as a director and Chairman of Everest National, as a director and Chairman of Everest Canada, as a director and Chairman and Chief Executive Officer of Everest Indemnity and as a director of WorkCare Southeast and WorkCare Southeast of Georgia.

   William F. Galtney, Jr., 47, became a Class III director of Everest Holdings on March 12, 1996 and a director of Everest Re on March 13, 1996. Since 1983, Mr. Galtney has been the Chairman and Chief Executive Officer of Healthcare Insurance Services, Inc., a managing general and surplus lines agency indirectly owned by The Galtney Group, Inc., a holding company of which he is also Chairman and Chief Executive Officer. Mr. Galtney also serves as either the chairman or a director of various subsidiaries and affiliates of The Galtney Group. Mr. Galtney is a director of Mutual Risk Management Ltd.

   Joseph V. Taranto, 50, became a Class II director and Chairman of the Board and Chief Executive Officer of Everest Holdings and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until Mr. Gallagher's election as President on February 24, 1997. Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.) from 1986 to 1994.

   Following the restructuring, the number of directors constituting the board of directors of Everest Holdings will be reduced to three and Joseph V. Taranto, Thomas J. Gallagher and Stephen L. Limauro will serve as those directors.

Executive Officers

   Prior to the restructuring, the board of directors of Everest Group will elect all of the current executive officers of Everest Holdings to serve in identical capacities as executive officers of Everest Group. In addition to Mr. Taranto, who will serve as Chairman of the Board and Chief Executive Officer, and Mr. Gallagher, who will serve as Deputy Chairman, President and Chief Operating Officer, the following current executive officers of Everest Holdings will become executive officers of Everest Group:

   Stephen L. Limauro, 48, became Comptroller of Everest Holdings and Everest Re on September 25, 1997 and Chief Financial Officer and Treasurer of Everest Holdings and Everest Re on November 17, 1999. He became a Senior Vice President of Everest Holdings and Everest Re on February 23, 1999. He served as Assistant Comptroller of Everest Re from June 20, 1988 until September 25, 1997. From May 1995 until September 1997, he was Vice President, Treasurer and Assistant Comptroller of Everest Holdings. Mr. Limauro also is a director and Comptroller of Everest National and Everest Indemnity. He also serves as a director, Assistant Treasurer and Assistant Controller to Everest Canada and he is Comptroller of Mt. McKinley. He serves as a director and President of Everest Ltd. and is Comptroller of WorkCare Southeast and WorkCare Southeast of Georgia and Chief Accountant of WorkCare, Inc.

   Janet J. Burak (formerly Janet Burak Melchione), 49, became Vice President, General Counsel and Secretary of Everest Holdings upon its organization on November 11, 1993. She became a Senior Vice President of Everest Holdings and Everest Re on January 31, 1994. Ms. Burak has served as General Counsel of Everest Re since 1985 and in 1986 was appointed Secretary. Ms. Burak is a director and Assistant Secretary of Everest National and Everest Indemnity. She is a director, Vice President and Assistant Secretary of Everest Ltd., Secretary of Everest Canada and Assistant Secretary of Mt. McKinley, WorkCare Southeast and WorkCare Southeast of Georgia. She serves as Associate General Counsel of WorkCare, Inc.

Transitional Directors and Officers of Everest Group

   The board of directors of Everest Group currently consists of two directors, Mr. Limauro, who serves as Chairman, and Ms. Burak, who serves as Deputy Chairman. Mr. Limauro and Ms. Burak will resign from those positions prior to the restructuring and the individuals described above under the captions "Board of Directors" and "Executive Officers" will be elected or appointed to their respective positions.

Director and Executive Compensation

   Everest Group has not paid compensation to any person before the date of this document and is not expected to do so prior to the restructuring. Following the restructuring, Everest Group anticipates that the compensation received by persons serving as officers and directors of Everest Group will be similar to the compensation paid to those persons prior to the restructuring for serving as officers and directors of Everest Holdings.

   Information concerning compensation of directors and executive officers of Everest Holdings is contained in Everest Holdings' Annual Report on Form 10-K for the year ended December 31, 1998 and is incorporated in this document by reference. For more information on how to obtain this report, see "Where You Can Find More Information."

Stock Ownership of Certain Beneficial Owners and Management

   Information concerning stock ownership of certain beneficial owners and management of Everest Holdings is contained in Everest Holdings' Annual Report on Form 10-K for the year ended December 31, 1998 and is incorporated in this document by reference. For more information on how to obtain this report, see "Where You Can Find More Information."

   All of the outstanding capital shares of Everest Group are currently owned, and until the completion of the restructuring will continue to be owned, by Everest Holdings.

Certain Relationships and Related Transactions

   Information concerning certain relationships and related transactions of Everest Holdings is contained in Everest Holdings' Annual Report on Form 10-K for the year ended December 31, 1998 and is incorporated in this document by reference. For more information on how to obtain this report, see "Where You Can Find More Information."

                          MATERIAL TAX CONSIDERATIONS

   This discussion covers the principal Bermuda, Barbados and U.S. federal income tax consequences of the restructuring and of the ownership and disposition of Everest Group common shares. Other tax considerations not discussed below may be applicable to the restructuring and to a decision to hold or dispose of Everest Group common shares. Unless explicitly noted to the contrary, this discussion applies only to investors who are, as defined below, U.S. holders holding the shares of Everest Holdings and Everest Group as capital assets. The tax treatment of any particular stockholder may vary depending on that stockholder's particular tax situation or status. In addition, this discussion is based on current law. Legislative, judicial or administrative changes may be forthcoming that could be retroactive and could affect this discussion. Consequently, you should consult your tax advisors as to the specific tax consequences to you of the restructuring and of the ownership and disposition of Everest Group common shares, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

   As used in this discussion, the term "U.S. person" means:

  . a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . any trust if, and only if, a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   As used in this discussion, the term "U.S. holder" means a U.S. person that holds Everest Holdings common stock or Everest Group common shares as "capital assets" within the meaning of Section 1221 of the Code.

   The discussion of Bermuda tax law below is based on the opinion of Conyers Dill & Pearman, Everest Group's Bermuda counsel. The discussion of Barbados tax law below is based on the opinion of Clarke & Co., Everest Group's Barbados counsel. The discussion of U.S. federal income tax law below is based on the opinion of Mayer, Brown & Platt, Everest Group's United States counsel.

Tax Consequences of the Restructuring

 Bermuda

   Under current Bermuda law, no income tax, capital gains tax or withholding tax will be payable by Everest Holdings, Everest Group or any Everest Holdings stockholder as a consequence of the restructuring.

 Barbados

   No income tax, capital gains tax or withholding tax will be payable in Barbados by Everest Holdings, Everest Group or any Everest Holdings stockholder by reason of the restructuring.

 United States

   The following is a summary of the principal U.S. federal income tax consequences of the restructuring to U.S. holders of Everest Holdings common stock. This summary is not binding on the IRS, and there can be no assurance that the IRS will not take a position contrary to one or more of the positions described below, or that those positions would be upheld by the courts if challenged by the IRS. No rulings have been or will be requested from the IRS with respect to any aspect of the restructuring.

   Everest Holdings has received an opinion from its United States counsel, Mayer, Brown & Platt, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. This opinion is based in part on representations made by Everest Holdings and particular Everest Holdings stockholders with respect to the lack of a plan or intent to dispose of the Everest Group common shares they would receive in the merger. Assuming that the merger so qualifies as a reorganization, it will not constitute a taxable event for either Everest Holdings or Everest Group at the corporate level. However, at the stockholder level, under Section 367 of the Code and the related regulations, the exchange of Everest Holdings common stock for Everest Group common shares will not qualify for nonrecognition of gain treatment. As a result:

  . a U.S. holder of Everest Holdings common stock will recognize gain in an amount equal to the excess, if any, of the fair market value of the Everest Group common shares at the time of the merger over the holder's adjusted basis in the Everest Holdings common stock surrendered; and

  . a U.S. holder of Everest Holdings common stock will not recognize loss in the merger if the fair market value of the Everest Group common shares at the time of the merger is less than the holder's adjusted basis in the Everest Holdings common stock surrendered.

   Any gain recognized will be capital gain and will be long-term capital gain if, as of the date of the reorganization, the shares of Everest Holdings were held for more than one year. A U.S. holder that recognizes gain with respect to the reorganization will have an aggregate basis in its Everest Group shares equal to the aggregate adjusted tax basis in the Everest Holdings common stock surrendered in the merger, increased by the amount of gain recognized. The holding period for any Everest Group common shares received by a

U.S. holder recognizing gain in the merger will commence at the effective time of the merger. A U.S. holder that realizes but does not recognize loss as a result of the reorganization will have an aggregate basis in its Everest Group shares equal to that of its Everest Holdings common stock surrendered in the merger. The holding period for any Everest Group shares received by a shareholder realizing but not recognizing loss in the merger will include the period when the shareholder held its Everest Holdings common stock. If a U.S. holder owns blocks of Everest Holdings stock that have different tax bases or holding periods, each block will be subject separately to the tax treatment described in this paragraph.

 Information Reporting

   Pursuant to Section 6038B of the Code, a U.S. holder that realizes loss on the merger or that does not report taxable gain from the merger on its timely filed federal income tax return for the year that includes the merger is required to file an information return on IRS Form 926 reporting the merger along with specific additional information that is required to be attached to the form. Form 926 and its required attachments must be filed with the holder's U.S. federal income tax return for the taxable year that includes the reorganization. The information that must be included with Form 926 is described in applicable regulations. Everest Holdings will provide that information to its U.S. holders to enable each U.S. holder to file its Form 926 on a timely basis. A U.S. holder's failure to provide the information required by Section 6038B of the Code may result in, among other things, the holder becoming subject to a penalty equal to 10% of the fair market value of the U.S. holder's Everest Holdings common stock exchanged in the reorganization.

   In addition, applicable regulations under Section 368 of the Code require that a U.S. holder file with its U.S. income tax return in the year of the reorganization all facts pertinent to the reorganization, including (1) a statement of the basis of Everest Holdings common stock converted in the reorganization and (2) a statement of the amount of Everest Group common shares received in the reorganization, based upon the fair market value of those common shares on the date of the reorganization.

 Backup Withholding.

   Under Section 3406 of the Code and the related regulations, a U.S. holder that participates in the merger may become subject to U.S. backup withholding tax at a rate of 31% with respect to the "gross proceeds" received in the merger unless that holder:

  . is a corporation or other exempt recipient and, if required, demonstrates that is has that status; or

  . provides a United States taxpayer identification number, certifies that the taxpayer identification number provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to the under-reporting of interest or dividends, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided that the required information is furnished to the IRS. Presumably, the "gross proceeds" would be the fair market value of the Everest Group common shares received in exchange for Everest Holdings common stock, although the Code and regulations are not clear. Nor is it clear how withholding would be effected since the consideration received is stock rather than cash. Everest Holdings stockholders are strongly urged to comply with the taxpayer identification number and other information furnishing requirements of Section 3406 of the Code and the related regulations.

Taxation of Everest Group and Its Subsidiaries

 Bermuda

   Under current Bermuda law, there is no income tax or capital gains tax payable by Everest Group or Everest Bermuda. Everest Group has received an assurance from the Bermuda Minister of Finance under The

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Exempted Undertakings Tax Protection Act, 1966 of Bermuda that in the event
Bermuda enacts any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to Everest Group, or to any of its operations or the shares, debentures or other obligations of Everest Group, until March 28, 2016. This assurance will not prevent the application of any of those taxes to persons ordinarily resident in Bermuda or the imposition of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to any property leased to Everest Group. Everest Group expects that Everest Bermuda, when it is organized, will obtain a similar assurance from the Minister of Finance. Everest Group currently pays annual Bermuda government fees of $1,695. Everest Group anticipates that, based on current rates, the annual governmental fee payable by each of Everest Group and Everest Bermuda after the restructuring will not exceed $26,500. Based on current rates, Everest Group anticipates that Everest Bermuda will pay an insurance registration fee of $15,000 and subsequently, annual insurance license fees of $15,000. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and various other taxes, directly or indirectly, to the Bermuda government.

 Barbados

   Everest Group will be registered in Barbados as an external company under the Companies Act, Cap. 308 of Barbados and will be licensed as an international business company under the Barbados International Business Companies Act, 1991-24. As a result, Everest Group will be entitled to tax benefits, including a preferred rate of corporation tax on profits and gains and an exemption from withholding tax in respect of any dividends, interest, royalties, management fees, fees or other income paid or deemed to be paid to a person who is not resident in Barbados or who, if so resident, carries on an international business.

   Everest Group will be subject to a Barbados corporation tax, assessed at a rate of 2.5% on profits and gains of up to 10 million Barbados dollars (approximately U.S. $5 million), and at declining rates on profits and gains exceeding that amount. Everest Group may elect to take a credit in respect of taxes paid to a country other than Barbados, provided, that the election does not reduce the tax payable in Barbados to a rate less than 1% of the profits and gains of Everest Group in any taxable year. As a company incorporated outside of Barbados but managed and controlled in Barbados, Everest Group's taxable income will not include distributions from non-Barbados sources.

   Under Barbados law, capital gains are not taxable and so Everest Group will not be subject to any capital gains tax. The transfer of securities or assets, other than taxable assets, of Everest Group to a non-resident or to another international business company is exempted from the payment of Barbados property transfer tax but is subject to the payment of stamp duty of BDS$10 per transaction.

   As an international business company, Everest Group also will be exempt from duties and other imposts on assets that it imports into Barbados for use in its business. These assets would include equipment, plant, machinery fixtures, appliances, apparatus, tools and spare parts, and any raw materials, goods, components and articles that are necessary for Everest Group to carry on its international business.

 United States

   In general, a foreign corporation is subject to:

  . U.S. federal income tax at graduated rates on its taxable income that is treated as effectively connected to its conduct of a trade or business within the United States;

  . U.S. branch profits tax on its effectively connected earnings and profits deemed repatriated out of the United States; and

  . U.S. withholding tax on interest, dividends and other similar types of U.S. source income not effectively connected with a U.S. trade or business.

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In addition, the United States imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States.

 Corporate Income Tax and Branch Profits Tax

   Absent the benefits of the Bermuda treaty or Barbados treaty, if either Everest Group or Everest Bermuda is subject to U.S. federal income tax, it would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business. That income tax, if imposed, would be computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation is allowed deductions and credits only if it files a U.S. income tax return. Therefore, Everest Group and Everest Bermuda intend to file protective U.S. income tax returns on a timely basis in order to preserve their right to claim tax deductions and credits if either company subsequently is determined to be subject to U.S. tax on a net basis. In addition, Everest Group or Everest Bermuda would be subject to the branch profits tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the branch profits tax, resulting in an effective maximum U.S. federal income tax rate of 54.5%. The branch profits tax is imposed each year on a corporation's effectively connected earnings and profits, with some adjustments, deemed repatriated out of the United States, which in Everest Group's or Everest Bermuda's case would be all of its net profits subject to U.S. federal income tax.

   Everest Group has received written guidelines from its United States counsel regarding practices to be avoided so that Everest Bermuda will not be engaged in the conduct of a trade or business in the United States and so that Everest Group will not inadvertently have material amounts of income effectively connected with the conduct of a trade or business within the United States. Everest Group has been advised by counsel that if Everest Bermuda and Everest Group comply with these guidelines, Everest Bermuda should not be subject to U.S. corporate income tax, other than withholding tax on U.S. source dividend income, and Everest Group should not be subject to U.S. corporate income tax, other than withholding tax on U.S. source dividend income, on material amounts of income. Everest Bermuda and Everest Group have represented to counsel that they will follow these guidelines. However, the determination of whether activities constitute being engaged in the conduct of a trade or business and whether income is effectively connected to a U.S. trade or business is essentially factual in nature. There are no definitive standards provided by the Code, regulations or court decisions. As a result, the IRS could contend that Everest Bermuda is engaged in the conduct of a trade or business in the United States and/or that Everest Group has material amounts of income effectively connected to the conduct of a trade or business in the United States. Any income of Everest Bermuda or Everest Group effectively connected to the conduct of trade or business in the United States would be subject to corporate income tax and possibly the U.S. branch profits tax.

   The United States and Bermuda have entered into the Bermuda treaty, which provides some relief from U.S. income tax on effectively connected income and the U.S. branch profits tax for some insurance enterprises. Under the Bermuda treaty, business profits earned by an operating insurance company that is a resident of Bermuda, such as Everest Bermuda, may be taxed in the United States only if those profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. For purposes of the Bermuda treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent of dependent status that has, and habitually exercises in the United States, authority to conclude contracts in the name of the corporation. An insurance enterprise resident in Bermuda will be entitled to the benefits of the Bermuda treaty only if its stock is traded in the public market or Bermuda residents or U.S. citizens or residents own 50% or more of its equity and the enterprise does not use its income in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.

   It is uncertain whether Everest Bermuda is entitled to relief under the permanent establishment provisions of the Bermuda treaty because it is the subsidiary of a publicly-traded company rather than a publicly-traded

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

company itself. No regulations interpreting the Bermuda treaty have been issued. As a result, the IRS could contend that Everest Bermuda is not entitled to the benefits of the Bermuda treaty.

   Even if Everest Bermuda is entitled to the benefits of the Bermuda treaty, the determination of whether a permanent establishment in the United States exists is essentially factual in nature. As a result, the IRS could contend that Everest Bermuda has a permanent establishment in the United States and is subject to U.S. federal income tax as well as the branch profits tax. See "Risk Factors--Everest Group and/or Everest Bermuda may become subject to U.S. corporate income tax, which will reduce Everest Group's net income." If Everest Bermuda is entitled to the benefits of the Bermuda treaty and has a U.S. permanent establishment, it would be taxed at regular corporate rates on all of its income that is attributable to its U.S. permanent establishment. It also would be subject to the branch profits tax on that income. If Everest Bermuda qualified for Bermuda treaty benefits and did not have a permanent establishment in the U.S. but was nonetheless found to be engaged in business in the United States, there is an argument that premium income would be exempt from U.S. tax but that its investment income effectively connected with its U.S. business would be subject to U.S. income taxes on a net basis, and that the branch profits tax may be applicable to that investment income.

   The United States and Barbados have entered into the Barbados treaty, which provides some relief from U.S. income tax on effectively connected income and the U.S. branch profits tax. Under the Barbados treaty, business profits earned by a company that is managed and controlled in Barbados, such as Everest Group, may be taxed in the United States only if those profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. In addition, the branch profits tax on deemed dividends from any U.S. permanent establishment is reduced to a rate of 5%, provided, that the Barbados resident also is a qualified resident under the branch profits rules of the Code. For purposes of the Barbados treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent of dependent status that has, and habitually exercises in the United States, authority to conclude contracts in the name of the corporation. A company resident in Barbados will be entitled to the benefits of the Barbados treaty if it is publicly traded within the meaning of the Barbados treaty. The stock of Everest Group should qualify as being publicly traded for this purpose. Everest Group believes that it will be resident in Barbados and therefore entitled to the benefits of the Barbados treaty.

   Because Everest Group believes that it is entitled to the benefits of the Barbados treaty, it can operate under less restrictive guidelines that are designed to ensure that it does not have a permanent establishment in the United States. Even though Everest Group is entitled to the benefits of the Barbados treaty, the determination of whether a permanent establishment in the United States exists is essentially factual in nature. As a result, the IRS could contend that Everest Group has a permanent establishment in the United States and is subject to U.S. federal income tax on material amounts of income. See "Risk Factors--Everest Group and/or Everest Bermuda may become subject to U.S. corporate income tax, which will reduce Everest Group's net income." If Everest Group is entitled to the benefits of the Barbados treaty and has a permanent establishment in the United States, Everest Group would be taxed at regular corporate rates on all of its income attributable to its U.S. permanent establishment. It would also be subject to a reduced rate of branch profits tax on that income.

 Withholding Tax

   Foreign corporations are subject to U.S. income tax on some "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States, such as dividends and some interest on investments. This tax generally is imposed at a rate of 30% on the gross income subject to the tax. The tax is eliminated with respect to some types of U.S. source income, such as portfolio interest, and with respect to income that is effectively connected with the foreign corporation's conduct of a U.S. trade or business.

   The rate of withholding tax may be reduced by applicable treaties. The Bermuda treaty, the benefits of which Everest Bermuda may be entitled to, contains no provision reducing the rate of withholding tax. The

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

Barbados treaty, the benefits of which Everest Group believes it is entitled to, reduces the rate of withholding tax on interest to 5% and reduces the rate of withholding tax on dividends to 5% for dividends received from a subsidiary and 15% for dividends received in respect of ownership interests below 10%.

 Insurance Excise Tax

   The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Everest Bermuda are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts.

Taxation of Shareholders

 Bermuda Taxation

   There will be no Bermuda withholding tax on dividends paid by Everest Group.

 Barbados Taxation

   Because of Everest Group's status as an international business company, there will be no Barbados withholding tax on dividends paid by Everest Group to shareholders who are not resident in Barbados or who, if so resident, carry on an international business.

 United States Taxation of Shareholders

   Taxation of Dividends. Generally, cash distributions made on Everest Group common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Everest Group. U.S. holders generally will be subject to U.S. federal income tax on the receipt of those dividends. However, those dividends generally will not be eligible for the dividends received deduction. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. holder's basis to the extent of that basis, and then as gain from the sale of a capital asset. Except for backup withholding, dividends paid by Everest Group will not be subject to U.S. withholding tax.

   Possible Classification of Everest Group or Everest Bermuda as a Controlled Foreign Corporation, or CFC. Under Section 951(a) of the Code, if a foreign corporation, such as Everest Group or Everest Bermuda, meets the definition of a CFC for an uninterrupted period of 30 days or more during any taxable year, then each shareholder who meets the definition of a "U.S. 10% shareholder" of that corporation on the last day of that taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income" for that year, even if the subpart F income is not distributed to the shareholder. In addition, the U.S. 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC invests its earnings in specified types of U.S. property. All of Everest Group's and Everest Bermuda's income is expected to be subpart F income.

   "Subpart F income" includes:

  . ""foreign personal holding company income," such as interest, dividends and other types of passive investment income; and

  . ""insurance income," which is defined to include any income that is attributable to the issuing or reinsuring of any insurance or annuity contract that would be taxed under the insurance company provisions of the Code if that income were the income of a domestic insurance company.

   "Subpart F income" does not include:

  . any income from sources within the United States that is effectively connected with the conduct of a trade or business within the United States and not exempted or subject to a reduced rate of tax by applicable treaty;

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

  . some income subject to high foreign taxes; and

  . ""exempt insurance income" derived prior to January 1, 2000 by a "qualifying insurance company" as defined in Section 953(e) of the Code.

   Under Section 951(b) of the Code, the definition of "U.S. shareholder" includes any U.S. person who directly, indirectly or by attribution owns 10% or more of the total combined voting power of all classes of stock of a foreign corporation. Shares of Everest Bermuda held indirectly by U.S. persons through Everest Group will be treated as held by U.S. persons for purposes of determining the 10% shareholders of Everest Bermuda. A U.S. person will be treated as owning indirectly a proportion of the shares of Everest Bermuda corresponding to the ratio that the value of the Everest Group common shares owned by that person bears to the value of all the issued and outstanding share capital of Everest Group.

   In general, a foreign corporation is treated as a CFC only if its U.S. 10% shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's stock on any day. However, for purposes of taking subpart F income into account, a foreign insurance company will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% shareholders and other conditions that are expected to be met apply.

   Everest Group's bye-laws include provisions that are intended to limit the ownership of the common shares to levels that will not subject shareholders to these provisions. Based on these bye-laws, Everest Group has been advised by its United States counsel that neither Everest Group nor Everest Bermuda should be a CFC and that Everest Group shareholders should not be subject to these provisions. However, Everest Group or Everest Bermuda could in the future become a CFC and these provisions could apply. See "Risk Factors--Everest Group shareholders could be subject to U.S. taxes on undistributed income of Everest Group and/or Everest Bermuda" and "Description of Everest Group Share Capital-- Common Shares."

   RPII Companies. A different definition of "controlled foreign corporation" applies in the case of a foreign corporation that earns gross related person insurance income, often called RPII. Section 953(c)(2) of the Code defines RPII as any "insurance income," as defined in the bullet point above, derived from the direct or indirect insurance or reinsurance of the risk of any U.S. taxpayer who directly or indirectly through foreign entities owns any shares of the foreign insurance company or of any "related person" to a U.S. taxpayer meeting that definition. Everest Bermuda generally will be treated as a CFC if its "RPII shareholders" directly, indirectly or by attribution own 25% or more of the value or voting power of its share capital on any day during a taxable year. If Everest Bermuda is a CFC for an uninterrupted period of at least 30 days during any taxable year under these special RPII rules, and no exception applies, each RPII shareholder of Everest Bermuda on the last day of Everest Bermuda's taxable year will be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the RPII for the entire taxable year, determined as if all the RPII were distributed proportionately only to those RPII shareholders at that date, but limited by Everest Bermuda's current-year earnings and profits and reduced by the RPII shareholder's share, if any, of prior-year deficits in earnings and profits. For this purpose, the term "RPII shareholder" generally includes all U.S. persons who directly, indirectly or by attribution own any amount of the Everest Group common shares and the term "related person" generally means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons that control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles.

   RPII Exceptions. The special RPII rules do not apply if direct and indirect insureds and persons related to those insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly, indirectly or by attribution, less than 20% of the voting power and less than 20% of the value of the stock of Everest Bermuda. This is often called the RPII 20% ownership exception. The special RPII rules also do not apply if the RPII of Everest Bermuda, determined on a gross basis, is less than 20% of Everest Bermuda's

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

gross insurance income for the taxable year. This is often called the RPII 20% gross income exception. Everest Group intends to operate Everest Bermuda in a way which qualifies for one or both of these exceptions. However, there can be no assurance that it will always so qualify.

   Computation of RPII. In order to determine how much RPII Everest Bermuda has earned in each taxable year, Everest Group intends to obtain and rely upon information from its insureds to determine whether any of the insureds or persons related to them own Everest Group common shares and are U.S. persons. Everest Group may not be able to determine whether any of the underlying insureds of the insurance companies to which Everest Bermuda provides insurance or reinsurance are RPII shareholders or related persons to RPII shareholders. Consequently, Everest Group may not be able to determine accurately the gross amount of RPII earned by Everest Bermuda in a given taxable year. For any year in which Everest Group determines that gross RPII is 20% or more of Everest Bermuda's gross insurance income, Everest Group may also seek information from its shareholders as to whether direct or indirect owners of Everest Group common shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among those persons. In addition, if neither of the RPII exemptions is available, Everest Group will inform all shareholders of the amount of RPII per share and that RPII shareholders are obligated to file a return reporting those amounts. To the extent that Everest Group is unable to determine whether a direct or indirect owner of Everest Group common shares is a U.S. person Everest Group may assume that the owner is not a U.S. person for the purpose of allocating RPII, thereby increasing the per share RPII amount for all RPII shareholders.

   Apportionment of RPII to RPII Shareholders. The amount of RPII includible in the income of a RPII shareholder is based on the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Every U.S. person who directly, indirectly or by attribution owns Everest Group common shares on the last day of any taxable year of Everest Bermuda in which Everest Bermuda does not qualify for either the RPII 20% ownership exception or the RPII 20% gross income exception should expect that for that year it will be required to include in gross income its share of Everest Bermuda's RPII for the entire year, whether or not distributed, even though it may not have owned the shares for the entire year. A U.S. person who owns Everest Group common shares during the taxable year but not on the last day of the taxable year, which would normally be December 31, is not required to include in gross income any part of Everest Bermuda's RPII. The amount of RPII allocable to each U.S. holder of Everest Group common shares who is required to include RPII of Everest Bermuda in income for a given taxable year normally will bear the same ratio to the total RPII of Everest Bermuda for that taxable year as the number of common shares owned by that U.S. holder bears to the aggregate number of common shares owned by all U.S. holders. If Everest Bermuda has RPII and Everest Group makes a distribution of that RPII to a U.S. holder with respect to the common shares, those dividends will not be taxable to the extent of any RPII that has been included in the gross income of that U.S. holder for the taxable year in which the distribution was paid or for any prior year.

   Basis Adjustments. A RPII shareholder's tax basis in its Everest Group common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder's tax basis in its Everest Group common shares will be reduced by the amount of any distributions that are excluded from income. In general, a RPII shareholder will not be able to exclude from income distributions with respect to RPII that a prior shareholder included in income.

   Information Reporting. Every U.S. person who "controls" a foreign corporation by owning directly or by attribution more than 50% of the total combined voting power of all classes of stock of that corporation entitled to vote, or more than 50% of the total value of shares of all classes of stock of that corporation, for an uninterrupted period of 30 days or more during a taxable year of that foreign corporation, must file Form 5471 with its U.S. income tax return. However, the IRS also requires any U.S. person that is treated as a U.S. 10% shareholder or RPII shareholder of a CFC and that owns shares in that CFC directly, indirectly or by attribution to file Form 5471. As a result, if Everest Bermuda's gross RPII for a taxable year constitutes 20% or more of its gross insurance income for that year, any U.S. person treated as owning any shares of Everest Bermuda directly or indirectly on the last day of that taxable year is a RPII shareholder for purposes of the RPII rules and must file Form 5471. In addition, U.S. persons that own more than 10% in vote or value of the outstanding

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

stock of Everest Group or Everest Bermuda at any time during a taxable year must sometimes file Form 5471 even if neither corporation is a CFC. For any taxable year in which Everest Group determines that Everest Bermuda's gross RPII constitutes 20% or more of its gross insurance income, Everest Group intends to mail to all shareholders of record, and will make available through the transfer agent with respect to the common shares, Form 5471, completed with information from Everest Group, for attachment to the returns of shareholders. A tax-exempt organization that is treated as a U.S. 10% shareholder or a RPII shareholder for any purpose under subpart F also must file Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties.

   Tax-Exempt Shareholders. Section 512(b)(17) of the Code requires a tax-exempt entity that directly, indirectly or by attribution owns shares of Everest Group or Everest Bermuda to treat as unrelated business taxable income, often called UBTI, within the meaning of Section 512 of the Code the portion of any deemed distribution to that shareholder of subpart F income under Section 951(a) of the Code that is attributable to insurance income which, if derived directly by that shareholder, would be treated as UBTI. This rule does not apply to income attributable to a policy of insurance or reinsurance with respect to which the person directly or indirectly insured is:

  . the tax-exempt shareholder,

  . an affiliate of the tax-exempt shareholder which itself is exempt from tax under Section 501(a) of the Code or

  . a director or officer of, or an individual who directly or indirectly performs services for, the tax-exempt shareholder or an exempt affiliate but only if the insurance covers primarily risks associated with the performance of services in connection with the tax-exempt shareholder or exempt affiliate.

   Section 512(b)(17) of the Code applies to amounts included in gross income in any taxable year. Thus, if a tax-exempt entity owning stock in Everest Group were required to report subpart F income because Everest Bermuda's gross RPII were to equal or exceed 20% of its gross insurance income, or because Everest Group or Everest Bermuda were otherwise treated as a CFC for a taxable year and the tax-exempt entity was a U.S. 10% shareholder, the tax-exempt entity owning stock in Everest Group would be required to treat a portion of Everest Group's subpart F income as UBTI. If you are a tax-exempt entity, you should consult your tax advisors as to the potential impact of Section 512(b)(17) and the UBTI provisions of the Code.

   Uncertainty as to Application of RPII. The RPII provisions of the Code have never been interpreted by the courts. In 1991, the IRS proposed regulations interpreting the RPII provisions of the Code. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made or whether any changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Everest Group and Everest Bermuda is uncertain.

   Foreign Tax Credit. Only a portion of the RPII and dividends paid by Everest Group will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. This is because it is anticipated that U.S. persons will own a majority of Everest Group's shares after the restructuring and because a substantial part of Everest Bermuda's business includes the insurance of U.S. risks. Everest Group has been advised by its United States counsel that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. As a result, it may not be possible for some U.S. holders to utilize excess foreign tax credits to reduce U.S. tax on that income.

   Dispositions of Everest Group common shares. Subject to the potential application of the "controlled foreign corporation" and "passive foreign investment company" rules, capital gain or loss realized by a U.S. holder on the sale, exchange or other disposition of Everest Group common shares will be includible in gross income as capital gain or loss in an amount equal to the difference between that holder's basis in the common shares and the amount realized on the sale, exchange or other disposition. If a U.S. holder's holding period for the common shares is more than one year, any gain will be subject to the U.S. federal income tax at a current maximum marginal rate of 20% for individuals and 35% for corporations.

   Section 1248 of the Code provides that if a U.S. person directly, indirectly or by attribution owns 10% or more of the voting shares of a corporation that is a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares. Section 953(c)(7) of the Code generally provides that Section 1248 also will apply to the sale or exchange of shares by a RPII shareholder in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a U.S. 10% shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Existing Treasury Department regulations do not specifically address whether Section 1248 of the Code would apply when a foreign corporation such as Everest Group is not a CFC but the foreign corporation has an insurance company subsidiary such as Everest Bermuda that is a CFC for purposes of requiring U.S. shareholders to take RPII into account.

   Everest Group has been advised by its United States counsel that Section 1248 of the Code should not apply to dispositions of Everest Group common shares because Everest Group will not have any U.S. 10% shareholders and Everest Group is not directly engaged in the insurance business. However, the IRS may interpret proposed regulations under Section 953 of the Code, or the U.S. treasury department may amend the proposed regulations under Section 953 of the Code or other regulations, to provide that Section 1248 will apply to dispositions of shares in a corporation, such as Everest Group, which is engaged in the insurance business indirectly through its subsidiaries.

   Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are "passive foreign investment companies," often called PFICs. In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes "passive income" or 50% or more of its assets produce, or are held for the production of, passive income. If Everest Group meets either the 75% income test or the 50% asset test, unless U.S. shareholders make a "qualified electing fund election" or "mark to market" election as described below, they will be subject to a special tax and an interest charge at the time of the sale of, or receipt of an "excess distribution" with respect to, their shares. In addition, a portion of any gain may be recharacterized as ordinary income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years or shorter period during which the taxpayer held the stock. In general, the special tax and interest charges are based on the value of the deferral of the taxes that are deemed due during the period the U.S. shareholder owned the shares. The special tax is computed by assuming that the excess distribution or gain with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for that period. In general, if a U.S. shareholder owns stock in a foreign corporation during any taxable year in which that corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all subsequent years.

   The special PFIC tax rules described above will not apply to a U.S. holder if the U.S. holder elects to have Everest Group treated as a "qualified electing fund", or QEF, and Everest Group provides required information to U.S. holders. If Everest Group is treated as a PFIC, it intends to notify U.S. holders and to provide to U.S. holders the information required to make a QEF election effective.

   A U.S. holder that makes a QEF election will be currently taxed on its pro rata share of Everest Group's ordinary earnings at ordinary income rates and net capital gain at capital gains rates for each taxable year, regardless of whether or not the holder receives distributions. The U.S. holder's basis in the common shares will be increased to reflect taxed but undistributed income. Distributions of income that were previously taxed will result in a corresponding reduction of basis in the common shares and will not be taxed again upon actual distribution to the U.S. holder.

   Alternatively, a U.S. holder of common shares in a PFIC that qualify as "marketable stock" may make a mark to market election. A U.S. holder who makes a mark to market election is not subject to the PFIC rules described above, but instead:

  . must include in each year as ordinary income any excess of the fair market value of the common shares at the end of the taxable year over their adjusted basis; and

  . will be permitted an ordinary loss in respect of any excess of the adjusted basis of the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark to market election.

   The U.S. holder's basis in the common shares will be adjusted to reflect those income or loss amounts, if any. The mark to market election is only available with respect to stock traded on some U.S. exchanges and other exchanges designated by the U.S. treasury department. Everest Group expects that this election will be available to U.S. holders of common shares.

   For the above purposes, the term "passive income" means income of a kind that would be characterized as foreign personal holding company income under
Section 954(c) of the Code, and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . ." This insurance company exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. As a result, to the extent that income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, the foreign corporation shall be treated as if it "received directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% of the value of the stock. Everest Group has been advised by its United States counsel that Everest Bermuda should be entitled to the insurance company exception and, therefore, that none of its income or assets should be considered to be passive unless Everest Bermuda has assets in excess of the reasonable needs of its business. Everest Group has also been advised by its counsel that, under the look-through rule, Everest Group would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Everest Bermuda and Everest Holdings and its subsidiaries for purposes of determining whether 75% of its income is passive and determining whether 50% of its assets produce passive income. As a result, Everest Group should not be considered a PFIC. However, no final regulations interpreting the substantive PFIC provisions have yet been issued and substantial uncertainty exists with respect to their application or their possible retroactivity. You should consult your tax advisors as to the effects of these rules.

  Backup Withholding.

   Paying agents and custodians located in the United States will be required to report information to the IRS with respect to payments of dividends on the Everest Group common shares to shareholders or to paying agents or custodians located in the United States. In addition, a holder of Everest Group common shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by paying agents and custodians located in the United States, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability.

   Sales of Everest Group common shares through brokers by some U.S. persons also may be subject to backup withholding. Sales by corporations, certain tax-exempt entities, individual retirement plans, REITs, some financial institutions and other "exempt recipients" as defined in applicable regulations currently are not subject to backup withholding. You should consult your own tax advisors regarding the possible applicability of the back-up withholding provisions to you.

                   DESCRIPTION OF EVEREST GROUP SHARE CAPITAL

   The following description of Everest Group's share capital summarizes provisions of Everest Group's memorandum of association and bye-laws. Everest Group has filed copies of the memorandum of association and bye-laws as exhibits to the registration statement of which this document is a part.

General

   The authorized share capital of Everest Group consists of (1) 200,000,000 common shares, par value $.01 per share, of which approximately will be outstanding after the restructuring, and (2) 50,000,000 preferred shares, par value $.01 per share, none of which will be outstanding after the restructuring. Everest Holdings currently owns 1,200,000 common shares, which constitute all of the outstanding common shares of Everest Group. Immediately after the merger is completed, Everest Group will repurchase the 1,200,000 common shares currently owned by Everest Holdings for an aggregate price of $12,000 and those common shares will be canceled.

   From time to time prior to the restructuring, Everest Holdings may make repurchases of its common stock. From time to time after the restructuring, Everest Group may make repurchases of common shares either directly or through its subsidiaries.

Common Shares

   Holders of Everest Group common shares have no pre-emptive, redemption, conversion or sinking fund rights. The quorum required for a general meeting of shareholders is two or more persons present in person and representing in person or by proxy more than 50% of the issued and outstanding common shares. Except as described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.

   In the event of a liquidation, dissolution or winding-up of Everest Group, the holders of common shares are entitled to share equally and ratably in the assets of Everest Group, if any remain after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred shares.

   Limitation on Voting Rights. If and for as long as the aggregate number of controlled shares, as defined below, of any person exceeds 9.9% of the total voting power of all of the issued and outstanding share capital of Everest Group, each controlled share, regardless of the identity of the registered holder, will confer only a fraction of a vote as determined by the following formula:

                                     (T-C)
                                 ------------
                                   (9.1 X C)

Where:
    . ""T'' is the aggregate number of votes conferred by all the issued and outstanding share capital immediately prior to that application of the formula with respect to any particular person, adjusted to take into account any prior reduction taken with respect to any other person as a result of a previous application of the formula;

    .  ""C'' is the number of controlled shares attributable to the person;
       and


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

      . Controlled shares of any person refers to all shares of the issued and outstanding share capital owned by that person, whether

              .  directly,

              . with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) or 544 and 554 of the Code, or

              . beneficially within the meaning of Section 13(d)(3) of the Exchange Act.

   The formula will be applied successively, starting with the person to whom the largest number of controlled shares is attributable, as many times as may be necessary to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of all of the issued and outstanding share capital at any time.

   The directors retain discretion to make final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of Everest Group.

   Restrictions on Transfer. The bye-laws of Everest Group permit its board of directors to decline to register any transfer of common shares if it has reason to believe that the transfer would result in:

  . any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

  . any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group or

  . any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders.

   If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of their refusal. Everest Group's bye-laws also provide that the board of directors may suspend the registration of transfers at any time and for any periods that it determines, provided that they may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

   Conyers Dill & Pearman, Bermuda counsel to Everest Group, have advised that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of those common shares has been registered on the shareholder register of Everest Group.

   Repurchase Rights. The bye-laws of Everest Group provide that if the board of directors has reason to believe that

  . any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,
  . any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group or
  . share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder,

then Everest Group will have the option, but not the obligation, to redeem or purchase all or any part of the common shares so held to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for any common shares redeemed or purchased will be the fair market value of those shares, defined as the average of the high and low sale prices of the common shares on the NYSE for the last 15 trading days immediately preceding the day on which Everest Group sends a notice of redemption or purchase to the shareholder.

   Information Requirements. The bye-laws of Everest Group provide that the board of directors may require any shareholder or proposed transferee of shares to certify or otherwise provide to the board of directors complete and accurate information necessary for it to give effect to the limitations on voting, restrictions on transfer and repurchase rights. If any shareholder or proposed transferee fails to respond to that request in a timely fashion or if the board of directors has reason to believe that any certification or other information provided is inaccurate or incomplete, the board of directors may decline to approve any transfer to which that request relates or may determine to disregard for all purpose all votes attached to any common shares held by that shareholder.

   Transfer Agent. The transfer agent and registrar for the Everest Group common shares is First Chicago Trust Company of New York.

Preferred Shares

   Under the terms of the Everest Group bye-laws, the board of directors by resolution may establish one or more series of preferred shares having the number of shares, designation, powers, preferences, voting rights, dividend rates, redemption provisions and other rights, qualifications, limitations or restrictions that may be fixed by the board of directors without any further shareholder approval. The issuance of preferred shares could have the effect of discouraging an attempt to obtain control of Everest Group. The issuance of preferred shares also could adversely affect the voting power of the holders of common shares, deny shareholders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and have a depressive effect on the market price of the common shares. Everest Group has no present plan to issue any preferred shares.

Comparison of Rights of Holders of Everest Group Common Shares and Holders of Everest Holdings Common Stock

   The rights of Everest Holdings stockholders currently are governed by Delaware law, the Everest Holdings certificate of incorporation and the Everest Holdings by-laws. After the restructuring, holders of Everest Holdings common stock will become holders of common shares of Everest Group and the rights of Everest Group shareholders will be governed by Bermuda law, the Everest Group memorandum of association and the Everest Group bye-laws. It is not practical to describe all of the differences between the Everest Holdings by-laws and the Everest Group bye-laws or all of the differences between Delaware corporation law and Bermuda companies law. However, the following is a summary of the material differences between Bermuda law and the Everest Group bye-laws. The Everest Group memorandum of association and the Everest Group bye-laws have been filed as exhibits to the registration statement of which this document is a part. For information on how to obtain these documents, see "Where You Can Find More Information."

   Election of Directors. The Everest Group bye-laws provide for the board of directors to be elected annually at the annual meeting of shareholders or at a special meeting called for that purpose. The size of the board is fixed by resolution adopted from time to time by a majority of the directors and may be any number between three and 12. The board is divided into three approximately equal classes and each class serves for a three-year term, with the terms of each class expiring in successive years. These provisions are substantially similar to the Everest Holdings by-law provisions that currently govern the Everest Holdings board of directors, except that the size of the Everest Holdings board is not required to be in the range of three to 12 members.

   Removal of Directors. The Everest Group bye-laws provide that a director may be removed prior to the expiration of his or her term, but only for cause, at a special meeting of shareholders at which the votes of

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

66 2/3% of the shares entitled to vote are cast in favor of removal. The director whose removal is being considered must be served with at least 14 days prior notice of the special meeting and must be given the opportunity to be heard at the meeting. Under Delaware law, when a corporation's board of directors is divided into classes, as is the board of Everest Holdings, directors may be removed, but only for cause, by the vote of the holders of a majority of the shares entitled to vote.

   Alternate Directors. The Everest Group bye-laws provide, as permitted by Bermuda law, that each director may appoint an alternate director, who shall have the power to attend and vote at any meeting of the board of directors or committee at which that director is not personally present and to sign written consents in place of that director. Delaware law does not provide for alternate directors.

   Committees of the Board of Directors. The Everest Group bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

   Special Meetings of Shareholders. The Everest Group bye-laws provide that special meetings of shareholders (1) may be called by the Chairman of the Board, the Deputy Chairman, any two Directors or any Director and the Secretary and (2) shall be called at the request of shareholders holding not less than 10% of the voting shares of the company. The Everest Holdings by-laws provide that special meetings of shareholders may be called by the Chairman of the Board and Chief Executive Officer, the President or the board of directors. They do not give shareholders the power to call a special meeting.

   Fiduciary Duties of Directors and Officers. The Companies Act 1981 of Bermuda imposes two main fiduciary duties on each director and officer:

  (1) Duty of good faith. A director or officer must act honestly and in good faith with a view to the best interests of the company. This means that in conflict of interest situations, a director or officer must place the best interests of the company above his own personal interests. It also means that a director or officer may not use his position as a director to make a personal profit from opportunities that rightfully belong to the company.

  (2) Duty of care. A director or officer must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. This means that a director or officer must act reasonably in accordance with the level of skill expected from a person of his knowledge and experience. A director must attend diligently to the company's affairs, but is permitted to do so on an intermittent rather than a continuous basis. A director or officer may delegate management functions to suitably qualified persons, although he will not avoid his duty by delegation to others.

   These two duties are similar to the duty of loyalty and the duty of care that directors and officers have under Delaware law. Delaware courts generally presume that directors have fulfilled their duty of care so long as their conduct does not involve fraud, illegality, conflict of interest, lack of a rational business purpose or gross negligence. A Bermuda court is likely to interfere with decisions of directors only if the directors acted in bad faith or exceeded the powers granted to them under the company's bye-laws, or if the court finds that no reasonable board of directors could have come to the decision that was reached.

   Under Bermuda law, directors and officers owe fiduciary duties to the company as a whole and not to shareholders individually. If a company suffers any losses due to acts or omissions of its directors or officers that constitute a breach of their duties to the company, then the company may be able to recover its losses from those directors or officers. Examples of this type of situation would be misappropriation of the company's assets or transactions undertaken on behalf of the company for an unlawful purpose. Under Delaware law, directors and officers owe fiduciary duties to both the corporation and its shareholders.

   Limitation of Liability of Directors and Officers. The Everest Group bye-laws provide that Everest Group and its shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of that director's or officer's duties. However, this waiver does not apply to claims involving fraud or dishonesty. This waiver may have the effect of barring claims arising under U.S. federal securities laws. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

   Interested Directors. Bermuda law and the Everest Group bye-laws provide that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. Under Delaware law, a corporation may be able to declare a transaction with an interested director to be void unless one of the following conditions is fulfilled:

  . the material facts as to the interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

  . the material facts are disclosed or are known to the stockholders entitled to vote on the transaction and the transaction is specifically approved in good faith by the holders of a majority of the voting shares or

  . the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which that director derived an improper personal benefit.

   Mergers and Similar Arrangements. Everest Group may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda if that business fits within the business purpose of Everest Group as described in its memorandum of association. Everest Group may also amalgamate with another Bermuda company or with an entity incorporated outside Bermuda. In an amalgamation, two or more companies join together and continue as a single company. An amalgamation of unaffiliated companies requires the approval of a majority of votes cast at a general meeting of the shareholders of each company. If a shareholder of an amalgamating company is not satisfied that fair value has been paid for his shares, that shareholder may apply to a Bermuda court for a proper valuation of his shares. However, the court ordinarily would not block an amalgamation for that reason unless there were evidence of fraud or bad faith. When a holding company amalgamates with one or more of its wholly-owned subsidiary companies, or when two or more wholly-owned subsidiaries of the same holding company amalgamate with each other, the directors of the amalgamating companies can approve the amalgamation without obtaining shareholder approval. Under Delaware law, a merger, consolidation or sale of all or substantially all the assets of a corporation generally must be approved by the board of directors and a majority of the outstanding voting shares. A stockholder of a Delaware corporation participating in major corporate transactions may be entitled to have the fair value of the stockholder's shares appraised by a court and to receive that appraised value in cash instead of the consideration that the stockholder would otherwise receive in the transaction. Delaware law permits a parent corporation, acting by resolution of its board of directors and without any shareholder vote, to merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any merger of that type, dissenting stockholders of the subsidiary have appraisal rights.

   Takeovers. Under Bermuda law, if an acquiror makes an offer for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares that are the subject of the offer tender their shares, the acquiror may give the nontendering shareholders notice requiring them to transfer their shares on the terms of the offer. Within one month of receiving the notice, dissenting shareholders may apply to the court objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the transfer. The court will be unlikely to do this unless there is evidence of fraud or bad faith or collusion between the acquiror and the tendering shareholders aimed at unfairly forcing out minority shareholders. Under another provision of Bermuda law, the holders of 95% of the shares of a company may give notice to the remaining shareholders requiring them to sell their shares on the terms described in the notice. Within one month of receiving the notice, dissenting shareholders may apply to the court for an appraisal of their shares. If the court's appraisal is higher than the price specified in the notice, then all shareholders who sold their shares under the terms of the notice are entitled to receive that higher price. There are no comparable provisions under Delaware law.

   Shareholder's Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to bring an action in the name of Everest Group if the directors or officers are alleged to be acting beyond the corporate power of the company, committing illegal acts or violating the memorandum of association or bye-laws of the company. In addition, minority shareholders would probably be able to challenge a corporate action that allegedly constituted a fraud against them or required the approval of a greater percentage of the company's shareholders than actually approved it. The winning party in an action of this type generally would be able to recover a portion of attorneys' fees incurred in connection with the action. Under Delaware law, class actions and derivative actions generally are available to stockholders for breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court has discretion to permit the winning party to recover its attorneys' fees.

   Indemnification of Directors and Officers. Under Bermuda law, a company may indemnify its directors or officers, in their capacity as directors or officers, against loss or liability for any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the company, unless their conduct involved fraud or dishonesty. The Everest Group bye-laws provide for this indemnification. Under Delaware law, a corporation may indemnify a director or officer who becomes a party to an action, suit or proceeding because of his position as a director or officer if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) if the action or proceeding involves a criminal offense, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

   Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of Everest Group available at the office of the Registrar of Companies in Bermuda. These documents include the memorandum of association, which describes the company's permitted purposes and powers, any amendments to the memorandum of association and documents relating to any change in the company's authorized share capital. Shareholders of Everest Group have the additional right to inspect the company's bye-laws, minutes of general meetings of shareholders and audited financial statements that must be presented to the annual general meeting of shareholders. The register of shareholders of Everest Group also is open to inspection by shareholders without charge, and to members of the public for a fee. Everest Group is required to maintain its share register at its registered office in Bermuda but, following the listing of the common shares on the NYSE, may establish a branch register outside Bermuda. Everest Group is required to keep at its registered office a register of its directors and officers that is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records. Under Delaware law, any shareholder may inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to that person's interest as a shareholder.


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                           REGULATORY CONSIDERATIONS
               ASSOCIATED WITH OPERATING IN BERMUDA AND BARBADOS

Bermuda Insurance Regulation

   The Bermuda Insurance Act 1978 and related regulations, which are referred to together in this document as the Insurance Act, regulate insurance companies, including companies such as Everest Bermuda that will write insurance and reinsurance business. The Insurance Act gives the Bermuda Minister of Finance power to register, supervise, investigate and intervene in the affairs of insurance companies. The registration of an insurer under the Insurance Act is subject to compliance with the terms of its registration and any other conditions that the Minister may impose from time to time. The Minister is assisted by an insurance advisory committee and its various subcommittees. In addition, the Bermuda Registrar of Companies is responsible for the day-to-day supervision of insurers.

   Types of Registration. Everest Bermuda will be registered as both a Class 4 insurer and a long-term insurer. A Class 4 insurer is a property and casualty insurance company that is eligible to write property catastrophe and excess liability business and is required to maintain a statutory capital and surplus of not less than $100 million. A long-term insurer is an insurance company that writes long-term business, which is generally defined in the Insurance Act to include life and annuity business.

   Principal Representative. Every registered insurer is required to maintain a principal office in Bermuda and to have a principal representative in Bermuda. For the purpose of the Insurance Act, Everest Bermuda's principal office will be at Richmond House, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda, and Everest Bermuda's principal representative will be Westbroke Limited. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act in that capacity, without giving the Minister 30 days' advance notice in writing. The principal representative has the statutory duty to submit a report to the Minister within 30 days of becoming aware that the insurer is likely to become insolvent, is not in compliance with some provisions of the Insurance Act or other requirements imposed by the Minister, is involved in any criminal proceedings or is no longer carrying on insurance business in or from Bermuda.

   Independent Approved Auditor. Every registered insurer must appoint an independent auditor who annually audits and reports on the insurer's statutory financial statements and statutory financial return. The independent auditor must be approved by the Minister of Finance and may be the same person or firm that audits the insurer's financial statements and reports for presentation to its shareholders. Everest Bermuda's independent auditor will be PricewaterhouseCoopers.

   Approved Actuary. Every registered long-term insurer must appoint an actuary approved by the Minister of Finance. The approved actuary, who is normally a qualified life actuary, prepares a certificate that is filed annually with the insurer's statutory financial return. This certificate must state the actuary's opinion as to whether the aggregate amount of the insurer's liabilities for long-term business at the end of the financial year exceeded the aggregate amount of those liabilities as shown in the insurer's statutory balance sheet.
Everest Bermuda's approved actuary will be           .

   Loss Reserve Specialist. Every registered Class 4 insurer is required to appoint a loss reserve specialist approved by the Minister of Finance. The loss reserve specialist, who is normally a qualified casualty actuary, prepares an opinion on the adequacy of the insurer's loss reserves that is filed annually with the insurer's statutory financial return. Everest Bermuda's approved loss
reserve specialist will be        .

   Long-term Business Fund. An insurer that writes long-term business is required to keep its accounts for this business separate from its other business accounts and to credit all receipts from its long-term business to a long-term business fund. Generally, the insurer can only make payments from this fund for purposes related to its long-term business. However, it can make payments from this fund for other purposes if its approved actuary certifies that the amount of those payments is surplus available for distribution to persons other than policyholders.

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


   Annual Statutory Financial Return. Within four months after its financial year end, Everest Bermuda will be required to file a statutory financial return with the Registrar of Companies. This return includes Everest Bermuda's statutory financial statements, solvency certificates, a report of the approved independent auditor, a certificate of the approved actuary, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. In the solvency certificates, Everest Bermuda's principal representative and at least two directors must certify, among other matters, whether Everest Bermuda has met its minimum solvency margin and complied with the conditions attached to its certificate of registration. The statutory financial return also must disclose whether the insurer's accounts have been audited for any purpose other than compliance with the Insurance Act.

   Statutory Financial Statements. The statutory financial statements include a balance sheet, an income statement, a statement of capital and surplus and detailed information about premiums, claims, reinsurance and investments. The form and content of the statutory financial statements are prescribed by regulations issued by the Minister of Finance. As a result, these statements are different from the financial statements prepared for presentation to the shareholders, which are prepared in accordance with GAAP. The statutory financial statements and the statutory financial return are filed with the Registrar of Companies but are not available for public inspection.

   Minimum Solvency Margin. The Insurance Act requires the value of the long-term business assets of an insurer that writes long-term business to exceed the amount of its long-term business liabilities by at least $250,000. The Insurance Act also provides that the value of the general business assets of a Class 4 insurer must exceed the amount of its general business liabilities by at least the prescribed minimum solvency margin. Everest Bermuda's minimum solvency margin will be equal to the highest of the following three figures:

  . $100,000,000;

  . 50% of net premiums written, provided that net premiums written cannot be less than 75% of gross premiums written, even if more than 25% of gross premiums written have been ceded by Everest Bermuda; and

  . 15% of loss and other insurance reserves.

   If a Class 4 insurer fails at any time to meet its general business solvency margin, it is required to file a written report with the Minister of Finance, giving details of the circumstances and the insurer's plans for rectifying the failure, within 30 days of becoming aware of that failure or having reason to believe that a failure has occurred. If the insurer's total statutory capital and surplus falls to $75 million or less, this period is extended to 45 days, but the report is required to include unaudited interim statutory financial statements and additional information regarding the insurer's solvency and the adequacy of its loss reserves.

   Restrictions on Payment of Dividends and Distributions. There will be several restrictions on Everest Bermuda's ability to pay dividends and distributions:

  . Everest Bermuda will be unable to declare or pay any dividends during a financial year if it cannot meet its minimum solvency margin or minimum liquidity ratio, or if declaring or paying those dividends would cause it to fail to meet its minimum solvency margin or minimum liquidity ratio.

  . Everest Bermuda will be unable to declare or pay in any financial year dividends of more than 25% of its total statutory capital and surplus, as shown on its previous year's statutory financial statements, unless at least seven days before payment of those dividends it files with the Registrar of Companies an affidavit stating that it will continue to meet the required margins.

  . If Everest Bermuda fails to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, it will be unable to declare or pay any dividends during the next financial year without the approval of the Minister of Finance.

  . Everest Bermuda will be unable to reduce the total statutory capital stated in its previous year's statutory financial statements by 15% or more without the approval of the Minister of Finance.

  . If Everest Bermuda writes long-term business, it will be unable to declare or pay a dividend to anyone who is not a policyholder unless, after payment of the dividend, the value of the assets in its long-term business fund, as certified by its approved actuary, will exceed its liabilities for long-term business by at least the $250,000 minimum solvency margin prescribed by the Insurance Act. The amount of this dividend may not exceed the sum of (1) the amount by which Everest Bermuda's long-term business solvency margin exceeds the $250,000 minimum and (2) any other funds properly available for payment of dividends, such as funds derived from business other than long-term business.

  . The Minister of Finance may impose additional restrictions on Everest
    Bermuda's ability to pay dividends, if the Minister believes that the insurer is in danger of becoming insolvent or has violated the Insurance Act or any of the conditions of its registration.

   Minimum Liquidity Ratio. As an insurer writing general business, Everest Bermuda will be required to maintain relevant assets equal in value to at least 75% of the amount of its relevant liabilities. An insurer's relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are some categories of assets that do not qualify as relevant assets unless specifically permitted by the Minister of Finance. These categories include unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. An insurer's relevant liabilities are total general business insurance reserves and total other liabilities less deferred income taxes, miscellaneous liabilities and some types of letters of credit, guarantees and other instruments.

   Restrictions on Transfer of Business and Winding-Up. Everest Bermuda will be unable to transfer all or any part of its long-term business, other than its reinsurance business, to another insurer unless notice is given to policyholders, a report on the plan of transfer is prepared by an approved actuary and the plan is sanctioned by the Bermuda Supreme Court. An insurer carrying on long-term business cannot be wound up or liquidated voluntarily, but only by order of the Supreme Court upon petition of the insurer, its creditors, its policyholders or the Registrar of Companies. This might increase the length of time required and costs incurred for any winding up or liquidation of Everest Bermuda, when compared to a voluntary winding up or liquidation.

   Supervision, Investigation and Intervention. The Minister of Finance can appoint an inspector to investigate the affairs of an insurer in order to protect the interests of the insurer's policyholders or persons who may become policyholders. The Minister may also order an insurer to produce documents or information relating to its business. If the Minister believes that an insurer is in danger of becoming insolvent or has violated the Insurance Act or any conditions of its registration, then the Minister can order that insurer:

  . not to take on any new insurance business,

  . not to change the terms of any insurance contract in a way that would increase the insurer's liabilities,

  . not to make investments,

  . to realize investments,

  . to maintain assets,

  . to transfer assets to the custody of a specified bank,

  . not to declare or pay any dividends or other distributions,

  . to limit the payment of dividends or other distributions and/or

  . to limit its premium income.

   Cancellation of Insurer's Registration. The Minister of Finance has the power to cancel an insurer's registration if the insurer fails to comply with its obligations under the Insurance Act or fails to carry on business in accordance with sound insurance principles.

   Holding Company Regulation. The Insurance Act does not regulate the activities of insurance holding companies, such as Everest Group, or holding company systems.

Other Bermuda Law Considerations

   Exchange Control Regulation and Prospectus Filing. As required by the Exchange Control Act 1972 of Bermuda and related regulations, the Bermuda Monetary Authority has granted permission for the issue and transfer of the common shares subject to the condition that the common shares are listed on an appointed stock exchange, which includes the NYSE, by April 1, 1999. In addition, Everest Group has filed this document with the Registrar of Companies in Bermuda in accordance with The Companies Act 1981 of Bermuda.

   In granting this permission and in accepting this document for filing, the Bermuda Monetary Authority and the Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this document.

   No further permission from the Bermuda Monetary Authority will be required to transfer common shares of Everest Group between persons regarded as non-resident in Bermuda for exchange control purposes or to issue common shares to those persons after the restructuring. However, permission will be required to issue or transfer common shares to persons who are resident in Bermuda for exchange control purposes. Permission will also be required to transfer any common shares of Everest Bermuda. The Bermuda Monetary Authority has designated Everest Group and Everest Bermuda as non-resident for exchange control purposes. This designation allows Everest Group and Everest Bermuda to transfer funds in and out of Bermuda, and to pay dividends to non-residents of Bermuda who are holders of the common shares in currencies other than the Bermuda Dollar. There are no limitations on the rights of holders of common shares who are regarded as non-resident in Bermuda for exchange control purposes to hold or vote their common shares, subject to the provisions of Everest Group's bye-laws.

   Share Certificates. In accordance with Bermuda law, Everest Group will issue share certificates only in the names of legal entities, corporations or individuals. A record holder who is acting in a special capacity, such as an executor or trustee, may ask that the special capacity be recorded on the share certificate. However, Everest Group is not responsible for investigating the proper administration of any estate or trust. Everest Group will take no notice of any trust applicable to any of its common shares whether or not it had notice of the trust.

   Exempted Company Status. Everest Group and Everest Bermuda are incorporated in Bermuda as exempted companies. Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As a result, they are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians. Exempted companies are required to comply with resident representative requirements, but Everest Group does not believe that this compliance will result in any material expense. In addition, exempted companies are restricted from engaging in certain business transactions, including:

  . acquiring or holding land in Bermuda without the express authorization of the Bermuda legislature, other than rental property required for their business and leased for no more 50 years;

  . taking mortgages on land in Bermuda to secure an obligation exceeding
    $50,000 without the consent of the Minister of Finance;

  . acquiring any bonds or debentures secured by any land in Bermuda, other than some types of Bermuda government securities; or

  . conducting business of any kind in Bermuda, except in furtherance of their business conducted outside Bermuda.

Everest Bermuda is permitted to reinsure risks undertaken by any company incorporated in Bermuda and is permitted to engage in the insurance and reinsurance business with respect to risks located outside Bermuda.

However, Everest Bermuda generally is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of individuals, companies, enterprises and other entities residing, incorporated or existing under the laws of Bermuda. Everest Group does not contemplate that Everest Bermuda will apply for that special license or insure the types of risks for which that license is required.

   Dividends. Under Bermuda's Companies Act, Everest Group and Everest Bermuda are prohibited from declaring or paying a dividend, or from making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the company's assets after payment of the dividend would be less than the sum of its liabilities and its issued share capital and share premium accounts.

   Work Permits. Anyone who is not a Bermudian or the spouse of a Bermudian cannot engage in any gainful occupation in Bermuda without a work permit. Work permits are issued with an expiration date of up to five years. The government does not grant or extend a work permit unless the employer can show that the employment position has been publicly advertised and that no Bermudian or spouse of a Bermudian is available who meets the minimum standards for the position. This work permit requirement could make it more difficult for Everest Group and Everest Bermuda to staff their Bermuda offices, since it is possible that the government will deny a work permit to individuals that Everest Group or Everest Bermuda wishes to hire or, if it initially grants a work permit, will decline to extend that permit beyond its expiration date.

Barbados Regulation

   Companies Act Registration. Everest Group will be registered in Barbados as an external company under the Companies Act, Cap.308 of the laws of Barbados. An external company is any incorporated or unincorporated body formed under the laws of a country other than Barbados. An external company that is registered may carry on its business in Barbados in accordance with its certificate of registration and may exercise its corporate powers within Barbados.

   Incapacity of company. An external company that is not registered under the Barbados Companies Act may not maintain any action, suit or other proceeding in any court in Barbados in respect of any contract made in whole or in part within Barbados in the course of, or in connection with, the carrying on of any business by the company in Barbados.

   Suspension of Registration. The Minister responsible for finance may suspend or revoke the registration of any external company for failing to comply with any requirements of the Barbados Companies Act. The rights of the creditors of an external company are not affected by the suspension or revocation of the registration of an external company under the Barbados Companies Act.

   Attorney of Company. An external company must file with the Barbados Registrar of Companies a fully executed power of attorney in the prescribed form that will empower a person named in the power and resident in Barbados to act as the attorney of the company for the purpose of receiving service of process in all suits and proceedings by or against the company in Barbados, and of receiving all lawful notices. A power of attorney must declare that service of process in respect of suits and proceedings by or against the company and of lawful notices on the attorney will be binding on the company for all purposes.

   Fundamental Changes. Where in the case of an external company registered in
Barbados:

  . the name of the company has been changed,

  . the corporate instruments of the company have been altered,

  . the objects of the company have been altered or its business has been restricted or

  . any change is made among its directors, the company must within 30 days after the change has been made file with the Registrar of Companies duly certified copies of the instruments by which the change has been made or ordered to be made. The registration of an external company ceases to be valid 60 days after a change described above is made or ordered unless within that period the change is filed with the Barbados Registrar of Companies.

   Annual Returns. As an external company, Everest Group is required to file an annual return with the Barbados Registrar of Companies. This annual return, which must be certified by a director or officer and accompanied by an annual fee, includes updated information about the company's offices, corporate structure, share capital, type of business, attorney and directors. The Barbados Registrar of Companies may strike off the register an external company that neglects or refuses to file a return required under this section.

   Audited Financial Statements. Everest Group will be required to forward annual audited financial statements to the Minister responsible for finance.

United States and Other Regulation

   An insurer is generally prohibited by the insurance laws of U.S. states and foreign jurisdictions from transacting the business of insurance in any jurisdiction where it is not licensed or admitted to do business. To the extent that the U.S. subsidiaries of Everest Holdings are already licensed in various U.S. and foreign jurisdictions, their ability to transact business will not be affected by the restructuring. Everest Bermuda does not intend to become licensed in any U.S. jurisdiction, but it will generally be permitted to reinsure U.S. risks from its office in Bermuda without obtaining those licenses. Everest Bermuda does not intend to conduct any activities that may constitute the transaction of the business of insurance in any jurisdiction in which it is not licensed or otherwise authorized to engage in those activities.

   As a reinsurer, Everest Bermuda will be affected by regulatory requirements governing "credit for reinsurance" in the jurisdictions where its ceding companies are located. In general, a ceding company can take credit on its statutory financial statements for the unearned premiums, loss reserves, loss expense reserves and policy reserves that it cedes to a reinsurer that is licensed, accredited or approved by the jurisdiction where the ceding company files statutory financial statements. Many jurisdictions also permit ceding companies to take credit on their statutory financial statements for reinsurance obtained from unlicensed or non-admitted reinsurers if the reinsurer provides adequate security for its obligations.

                                 LEGAL MATTERS

   The validity under Bermuda law of the Everest Group common shares to be issued to Everest Holdings stockholders in connection with the restructuring has been passed upon for Everest Group by Conyers Dill & Pearman, Hamilton, Bermuda. Conyers Dill & Pearman also has rendered an opinion regarding Bermuda tax consequences of the restructuring referred to in "Material Tax Considerations." Clarke & Co. has rendered an opinion regarding Barbados tax consequences of the restructuring referred to in "Material Tax Considerations." Mayer, Brown & Platt, Chicago, Illinois, has rendered an opinion regarding the United States federal tax consequences of the restructuring referred to in "Material Tax Considerations."

                                    EXPERTS

   The consolidated financial statements of Everest Holdings incorporated in this registration statement by reference to Everest Holdings' Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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

   The Everest Group financial statement as of September 14, 1999 included in this document has been so included in reliance upon the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

   Everest Holdings will hold an annual meeting of stockholders in the year 2000 only if the restructuring is not completed before the time of the meeting. To be considered for inclusion in the Everest Holdings proxy statement relating to the 2000 annual meeting of stockholders, a stockholder proposal must have been received by the Secretary of Everest Holdings in proper form at the company's principal executive offices, 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, no later than December 10, 1999. The proxy solicited by the board of directors relating to the 2000 annual meeting of stockholders will confer discretionary authority to vote on a stockholder proposal if the Secretary of Everest Holdings receives notice of that proposal after February 23, 2000.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

   Everest Group is organized under the laws of Bermuda. In addition, some of its directors and officers, as well as some of the experts named in this document, may reside outside the United States. A substantial portion of their assets and Everest Group's assets may be located in jurisdictions outside the United States. Everest Group may be served with process in the United States with respect to actions arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of Everest Group common shares to the public in connection with the merger by serving CT Corporation System, 1633 Broadway, New York, New York 10019, Everest Group's U.S. agent appointed for that purpose. Nevertheless, it may be difficult for you to effect service of process within the United States upon Everest Group's directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against Everest Group or its directors and officers, as well as the experts named in this document, who reside outside the United States.

   Everest Group has been advised by Conyers Dill & Pearman, its Bermuda counsel, that there is doubt whether the courts of Bermuda would (1) enforce judgments of U.S. courts obtained in actions against Everest Group or its directors and officers, as well as the experts named in this document, who reside outside the United States predicated on the civil liability provisions of the U.S. federal securities laws or (2) permit original actions to be brought in Bermuda against Everest Group or those persons predicated solely on U.S. federal securities laws. Everest Group also has been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for that enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. In addition, some remedies available under the U.S. federal securities laws may not be allowed in Bermuda courts as contrary to Bermuda's public policy.

                      WHERE YOU CAN FIND MORE INFORMATION

   This document is part of a registration statement filed with the SEC. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Everest Holdings and the Everest Group common shares. The rules and regulations of the SEC allow the omission of some of the information included in the registration statement from this document. In addition, Everest Holdings has filed

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

reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the following locations of the SEC:

  Public Reference Room     New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.       7 World Trade Center         Citicorp Center
        Room 1024                  Suite 1300          500 West Madison Street
 Washington, D.C. 20549     New York, New York 10048         Suite 1400
                                                       Chicago, Illinois 60661

   You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like Everest Group and Everest Holdings, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Everest Holdings under the Exchange Act is 1-13816.

   Everest Group will become subject to the same informational requirements as Everest Holdings following the restructuring, and will file reports, proxy statements and other information with the SEC in accordance with the Exchange Act.

   Everest Group will be treated as a domestic corporation for purposes of most requirements of the Exchange Act, including the proxy rules. Pursuant to Rule 3b-4 under the Exchange Act, a non-U.S. issuer is not a "foreign private issuer" if more than 50% of the outstanding voting securities of the issuer are held of record by residents of the United States and any of the following conditions are satisfied:

  .the majority of the executive officers or directors of the issuer are United States citizens or residents,

  .more than 50% of the assets of the issuer are located in the United States or

  .the business of the issuer is administered principally in the United
       States.

Based on the anticipated ownership of its voting securities and the citizenship of its executive officers and directors, Everest Group does not expect that it will be a "foreign private issuer." If Everest Group were to be treated as a "foreign private issuer," it would be exempted from the proxy and short-swing profit rules under Sections 14 and 16 of the Exchange Act and, for reporting purposes under the Exchange Act, would be subject to rules applicable to "foreign private issuers."

   The SEC allows Everest Holdings to "incorporate by reference" information into this document. This means that Everest Holdings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information included directly in this document, and later information that Everest Group or Everest Holdings files with the SEC will automatically update and supersede that information.

   This document incorporates by reference the documents listed below that Everest Holdings has previously filed or will file with the SEC. They contain important information about Everest Holdings.

  . Annual Report on Form 10-K for the year ended December 31, 1998;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999,
    June 30, 1999 and September 30, 1999; and

  . All documents filed with the SEC by Everest Holdings under Sections
    13(a), 13(c) 14, and 15(d) of the Exchange Act after the date of this document and before the special meeting of stockholders, are considered to be part of this document, effective as of the date these documents are filed.

   You can obtain any of the documents listed above from the SEC, through the SEC's web site at the address described above, or directly from Everest Holdings, by requesting them in writing or by telephone at the following address:

                       Everest Reinsurance Holdings, Inc.
                             477 Martinsville Road
                                  P.O. Box 830
                     Liberty Corner, New Jersey 07938-0830
                           Attention: Janet J. Burak
                                 (908) 604-3000

   Everest Holdings will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this document is a part. If you
would like to request documents, please do so by               , 2000, in order
to receive them before the special meeting of stockholders.

   You should rely only on the information contained or incorporated by reference in this document to vote on the proposed restructuring. Neither Everest Holdings nor Everest Group has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [Mailing Date], 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Everest Group common shares in the merger shall create any implication to the contrary.

   For North Carolina residents: Everest Group common shares have not been approved or disapproved by the Commissioner of Insurance of the State of North Carolina, nor has the Commissioner of Insurance ruled upon the accuracy or adequacy of this document.

                             INDEX TO BALANCE SHEET

REPORT OF INDEPENDENT ACCOUNTANTS.......................................... F-2

EVEREST RE GROUP, LTD. (FORMERLY EVEREST REINSURANCE GROUP, LTD.) BALANCE
 SHEET AS OF SEPTEMBER 14, 1999 (date of inception)........................ F-3

EVEREST RE GROUP, LTD. (FORMERLY EVEREST REINSURANCE GROUP, LTD.) NOTES TO
 FINANCIAL STATEMENT....................................................... F-4

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and

Shareholder of Everest Re Group, Ltd. (formerly Everest Reinsurance Group,
Ltd.)

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Everest Re Group, Ltd. (formerly Everest Reinsurance Group, Ltd.) at September 14, 1999 in conformity with generally accepted accounting principles in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers

Hamilton, Bermuda
September 17, 1999

                          EVEREST RE GROUP, LTD.

                (FORMERLY EVEREST REINSURANCE GROUP, LTD.)

                                 BALANCE SHEET

                  As of September 14, 1999 (date of inception)
                      (Expressed in United States Dollars)

ASSETS
  Cash................................................................. $50,000
                                                                        -------
    Total Assets....................................................... $50,000
                                                                        =======

SHAREHOLDER'S EQUITY
  Common shares, $0.01 par value (1,200,000 shares authorized, issued and outstanding).................................................... $12,000
  Paid in capital......................................................  38,000
                                                                        -------
    Total Shareholder's Equity......................................... $50,000
                                                                        =======

    The accompanying notes are an integral part of this financial statement.

                          EVEREST RE GROUP, LTD.

                (FORMERLY EVEREST REINSURANCE GROUP, LTD.)

                          NOTES TO FINANCIAL STATEMENT

                     September 14, 1999 (date of inception)

1. ORGANIZATION

   Everest Re Group, Ltd. (formerly Everest Reinsurance Group, Ltd.) (the "Company") was incorporated on August 26, 1999 as a holding company under the laws of Bermuda. On September 14, 1999, the initial capitalization of the Company was made. The Company is a wholly owned subsidiary of Everest Reinsurance Holdings, Inc., a publicly held Delaware holding company ("Everest Holdings").

2. OTHER MATTERS

  A. All cash balances are held in a non-interest bearing account at the Bank of N.T. Butterfield & Son Limited in Hamilton, Bermuda.

  B. All amounts are reported in U.S. dollars.

3. SUBSEQUENT EVENT (PROPOSED REORGANIZATION)

   On September 16, 1999, the board of directors of Everest Holdings unanimously approved a proposed corporate restructuring pursuant to which the Company will become the parent holding company of Everest Holdings. Everest Holdings, through its subsidiaries, provides property and casualty reinsurance and insurance products to national and international markets.

   In connection with the restructuring, the Company has organized a Delaware subsidiary, Everest Re Merger Corporation ("Everest Merger"). Everest Merger will be merged into Everest Holdings, with Everest Holdings as the surviving corporation. Upon completion of the merger, Everest Holdings will become a subsidiary of the Company and each outstanding share of common stock of Everest Holdings will be converted into one common share of the Company. The merger must be approved by the stockholders of Everest Holdings. The board of directors and shareholder of the Company must approve a resolution to increase the number of authorized shares prior to the merger.

   After the consummation of the restructuring, the Company will carry on the holding company functions currently conducted by Everest Holdings. The Company also intends to form and capitalize Everest Reinsurance (Bermuda) Ltd., which will be a wholly-owned subsidiary of the Company, the purpose of which will be to expand the Company's underwriting operations into the Bermuda marketplace.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER dated as of September 17, 1999 among Everest Reinsurance Holdings, Inc., a Delaware corporation ("Everest Holdings"), Everest Reinsurance Group, Ltd., a Bermuda company and wholly-owned subsidiary of Everest Holdings ("Everest Group"), and Everest Re Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Everest Group ("Everest Merger").

   WHEREAS, the respective Boards of Directors of Everest Holdings, Everest Group and Everest Merger deem it advisable and in the best interests of their respective stockholders to reorganize so that Everest Group becomes the parent holding company for Everest Holdings;

   WHEREAS, the respective Boards of Directors of Everest Holdings, Everest Group and Everest Merger have approved the merger of Everest Merger with and into Everest Holdings (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $.01 per share, of Everest Holdings ("Everest Holdings Common Stock") (other than those shares held by Everest Holdings or any direct or indirect wholly-owned subsidiary of Everest Holdings), will be automatically converted into one common share, par value $.01 per share, of Everest Group ("Everest Group Common Share"), and each outstanding share of common stock, par value $.01 per share, of Everest Merger ("Everest Merger Common Stock"), will be automatically converted into one share of Everest Holdings Common Stock; and

   WHEREAS, the Merger requires the approval of Everest Group, as sole stockholder of Everest Merger, and the approval of the holders of a majority of the outstanding shares of Everest Holdings Common Stock entitled to vote thereon at the meeting of holders of Everest Holdings Common Stock to be called therefor (the "Everest Holdings Stockholder Approval");

   NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                     MERGER

   1.01. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Everest Merger shall be merged with and into Everest Holdings at the Effective Time (as defined in Section 1.02). Following the Effective Time, the separate corporate existence of Everest Merger shall cease and Everest Holdings shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Everest Merger in accordance with the DGCL.

   1.02. Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.01, the parties shall file a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the close of business on the date that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Everest Merger and Everest Holdings shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

   1.03. Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

                                   ARTICLE II

                  NAME, CERTIFICATE OF INCORPORATION, BY-LAWS,
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

   2.01. Name of the Surviving Corporation. The name of the Surviving Corporation shall be "Everest Reinsurance Holdings, Inc."

   2.02. Certificate of Incorporation. The Certificate of Incorporation of Everest Holdings, as in force and effect immediately prior to the Effective Time, shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   2.03. By-Laws. The by-laws of Everest Holdings, as in force and effect immediately prior to the Effective Time, shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   2.04. Directors. The directors of Everest Holdings in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold their respective directorships until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by applicable law.

   2.05. Officers. The officers of Everest Holdings in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold their respective directorships until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by applicable law.

                                  ARTICLE III

                        CONVERSION AND EXCHANGE OF STOCK

   3.01. Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

     (a) Conversion of Everest Holdings Common Stock. Each issued and outstanding share of Everest Holdings Common Stock (other than shares to be canceled in accordance with Section 3.01(c)) shall be automatically converted into and shall become one validly issued, fully paid and non-assessable Everest Group Common Share.

     (b) Everest Merger Common Stock. Each issued and outstanding share of Everest Merger Common Stock shall be converted into and become one fully paid and nonassessable share of Everest Holdings Common Stock.

     (c) Cancellation of Everest Holdings-Owned Stock. Each outstanding Everest Group Common Share that is owned by Everest Holdings prior to the Effective Time shall immediately after the Effective Time be repurchased by Everest Group for $0.01 per share, or $12,000 in the aggregate, and shall upon such repurchase be canceled and retired and shall cease to be issued. Each outstanding share of Everest Holdings Common Stock that is owned by Everest Holdings or by any direct or indirect wholly-owned subsidiary of Everest Holdings prior to the Effective Time shall automatically be canceled and retired and shall cease to be issued and no Everest Group Common Shares or other consideration shall be delivered or deliverable in exchange for such shares of Everest Holdings Common Stock.

   3.02. Exchange of Stock.

     (a) Exchange Procedures. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Everest Holdings Common Stock may, but shall not be required to, surrender the same to Everest Group for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of Everest Group Common Shares as the shares of Everest Holdings Common Stock previously represented by the stock certificates surrendered. If any certificate representing Everest Group Common Shares is to be issued in a name other than that in which the certificate theretofore representing Everest Holdings Common Stock surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (i) pay Everest Group or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing Everest Group Common Shares in a name other than that of the registered holder of the certificate so surrendered; or (ii) establish to the satisfaction of Everest Group or its agents that such taxes or governmental charges have been paid. Until so surrendered or presented for transfer, each outstanding certificate which, prior to the Effective Time, represented Everest Holdings Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of Everest Group Common Shares as though such surrender or transfer and exchange had taken place.

     (b) No Further Ownership Rights in Everest Holdings Common Stock. All Everest Group Common Shares issued upon the surrender for exchange of certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Everest Holdings Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Everest Holdings on such shares of Everest Holdings Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Everest Holdings Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

                                   ARTICLE IV

                    EMPLOYEE BENEFIT AND COMPENSATION PLANS

   4.01. Plans Assumed by Everest Group. At the Effective Time, Everest Group shall assume all the rights and obligations of Everest Holdings under the Annual Incentive Plan, the Executive Performance Annual Incentive Plan, the 1995 Stock Incentive Plan, the 1995 Stock Option Plan for Non-Employee Directors, the Senior Executive Change of Control Plan and all other plans, arrangements or agreements pursuant to which options with respect to Everest Holdings Common Stock have been or may be granted, as each such plan, arrangement or agreement has been or may be amended prior to the Effective Time (collectively, the "Plans"). The outstanding options assumed by Everest Group shall be exercisable upon the same terms and conditions as under the Plans and the agreements relating thereto immediately prior to the Effective Time, except that upon the exercise of such options Everest Group Common Shares shall be issuable in lieu of shares of Everest Holdings Common Stock. The number of Everest Group Common Shares issuable upon the exercise of an option immediately after the Effective Time and the option price of each such option shall be the number of shares and option price in effect immediately prior to the Effective Time.

   4.02. Other Benefit Plans. At the Effective Time, each employee benefit plan and incentive compensation plan other than the Plans to which Everest Holdings is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation.

                                   ARTICLE V

                             CONDITIONS PRECEDENT

   5.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

     (a) Stockholder Approval. The Everest Holdings Stockholder Approval shall have been obtained.

     (b) Form S-4. The registration statement on Form S-4 filed with the Securities and Exchange Commission by Everest Group in connection with the issuance of the Everest Group Common Shares in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

     (c) NYSE Listing. The Everest Group Common Shares issuable pursuant to the terms of this Agreement shall have been approved for listing by the New York Stock Exchange, Inc., subject to official notice of issuance.

     (d) Governmental, Regulatory and Other Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any court or governmental or regulatory authority or agency, domestic or foreign, or other person, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been made or obtained (as the case may be) and all applicable waiting periods shall have expired.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

   6.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Everest Holdings Stockholder Approval shall have been obtained, by action of the Board of Directors of Everest Holdings or of Everest Group.

   6.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Everest Holdings, Everest Merger or Everest Group, other than the provisions of this
Article VI and Article VII.

   6.03. Amendment. This Agreement may be amended by the parties at any time before or after the Stockholder Approval shall have been obtained; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the stockholders of Everest Holdings without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   6.04. Waiver. At any time prior to the Effective Time, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   6.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 6.01, an amendment of this Agreement pursuant to Section 6.03 or a waiver pursuant to Section 6.04 shall, in order to be effective, require in the case of Everest Holdings, Everest Merger or Everest Group, action by its Board of Directors.

                                  ARTICLE VII

                               GENERAL PROVISIONS

   7.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Everest Holdings:

         Everest Reinsurance Holdings, Inc.
         477 Martinsville Road
         P.O. Box 830
         Liberty Corner, New Jersey 07938-0830

    (b) if to Everest Group:

         Everest Reinsurance Group, Ltd.
         c/o ABG Financial & Management Services Inc.
         Parker House
         Wildey Business Park, Wildey Road
         St. Michael, Barbados

    (c) if to Everest Merger:

         Everest Re Merger Corporation
         c/o Everest Reinsurance Holdings, Inc.
         477 Martinsville Road
         P.O. Box 830
         Liberty Corner, New Jersey 07938-0830

   7.02. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Articles III and IV, are not intended to confer upon any person other than the parties any rights or remedies.

   7.03. Further Assurances. The parties shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

   7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed, by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Everest Reinsurance Holdings, Inc.

                                                 /s/ Stephen L. Limauro
                                          By: _________________________________
                                                     Stephen L. Limauro
                                             Name: ____________________________
                                                   Senior Vice President and
                                                          Comptroller
                                             Title: ___________________________

                                          Everest Re Merger Corporation

                                                   /s/ Janet J. Burak
                                          By: _________________________________
                                                       Janet J. Burak
                                             Name: ____________________________
                                                   Senior Vice President and
                                                           Secretary
                                             Title: ___________________________

                                          Everest Reinsurance Group, Ltd.

                                                   /s/ Janet J. Burak
                                          By: _________________________________
                                                       Janet J. Burak
                                             Name: ____________________________
                                                        Deputy Chairman
                                             Title: ___________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   (i) Everest Group is a Bermuda company. Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of rule of law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

   Section 30 of Everest Group's bye-laws provides that: (a) the directors, officers and employees of Everest Group shall be indemnified out of the funds of Everest Group from and against (and the agents of Everest Group may be indemnified from and against) all actions, costs, charges, losses, damages and expenses which they shall incur by reason of any act done in connection with their duty as a director, officer, employee or agent of Everest Group; and (b) expenses will be paid in advance of the final disposition of any action upon receipt of an undertaking to repay such amounts if it is ultimately determined that they are not entitled to indemnification.

   Section 31 of Everest Group's bye-laws provides that each shareholder agrees to waive any claim or right of action such shareholder might have against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for Everest Group, provided that such waiver does not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

   (ii) Everest Holdings is a Delaware corporation. Under Delaware law, a corporation may indemnify a director or officer who becomes a party to an action, suit or proceeding because of his position as a director or officer if
(1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and
(2) if the action or proceeding involves a criminal offense, the director or officer had no reasonable cause to believe his conduct was unlawful. Article VII of the certificate of incorporation of Everest Holdings provides that Everest Holdings shall, to the fullest extent permitted by Delaware General Corporation Law: (x) indemnify its officers, directors, employees and agents and (y) advance expenses incurred by its officers, directors, employees or agents in relation to any action, suit or proceeding. Article VII of the certificate of incorporation of Everest Holdings further provides that Everest Holdings may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Everest Holdings, or who is or was serving at the request of Everest Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him arising in such capacity, whether or not Everest Holdings would be able to indemnify him against such liability under the provisions of the Delaware General Corporation Law. In addition, Article VII of the certificate of incorporation of Everest Holdings provides that its directors shall not be personally liable to Everest Holdings or its stockholders for monetary damages for breach of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under
Section 174 of the Delaware General Corporation Law (relating to dividends and repurchases of stock); and (d) for any transaction from which the director derived an improper personal benefit.

   In addition to reiterating the indemnification provisions of certificate of incorporation of Everest Holdings, Article VI, Section 11 of the by-laws of Everest Holdings provides that the indemnification of any director, officer, employee or agent includes reimbursement of expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of an action, suit or proceeding. Article VII, Section 11 also provides that advancements of expenses shall be paid to the director, officer, employee or agent at reasonable intervals in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking to repay such amounts if it shall ultimately be determined that such person is not entitled to indemnification. If an indemnification claim is not paid in a timely manner to the director, officer, employee or agent, such person has the right to bring suit against Everest Holdings to recover the unpaid amount of the claim.

   (iii) Everest Group and Everest Holdings also maintain insurance on their respective directors and officers, which covers liabilities under the federal securities laws, excluding losses arising from any claim relating to any deliberately dishonest or fraudulent act or omission, any criminal or malicious act or omission, any willful violation of law or any accounting for profits for the purchase or sale of securities of Everest Group or Everest Holdings within the meaning of Section 16(b) of the Exchange Act.

Item 21. Exhibits and Financial Statement Schedules.

  Exhibit
  Number                       Description of Document
  -------                      -----------------------
   2.1     Agreement and Plan of Merger among Everest Holdings, Everest
           Group and Everest Merger, dated as of September 17, 1999
           (included as Appendix A to the proxy statement/prospectus
           contained in this Registration Statement).
  *3.1     Memorandum of Association of Everest Group.
   3.2     Form of Bye-laws of Everest Group.
  *3.3     Certificate of Incorporation of Everest Holdings (incorporated by reference to Exhibit 4.1 to the Registration Statement on
           Form S-8 (No. 333-05771)).
  *3.4     By-laws (as amended and restated) of Everest Holdings
           (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1997).
   4.1     Specimen Everest Group common share certificate.
  *4.2     Rights Agreement, dated as of September 24, 1998, between
           Everest Holdings and First Chicago Trust Company of New York,
           as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 28, 1998).
  *4.3     Amendment dated as of September 16, 1999 to Rights Agreement, dated as of September 24, 1998, between Everest Holdings and
           First Chicago Trust Company of New York (incorporated by
           reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q
           for the quarter ended September 30, 1999).
   5.1     Opinion of Conyers Dill & Pearman as to the validity of the
           Everest Group common shares.
   8.1     Opinion of Conyers Dill & Pearman as to certain Bermuda tax matters (included in Exhibit 5.1).
   8.2     Opinion of Clarke & Co. as to certain Barbados tax matters.
   8.3     Form of Opinion of Mayer, Brown & Platt as to certain United
           States tax matters.
 *10.1     Everest Holdings Annual Incentive Plan effective January 1,
           1999 (incorporated by reference to Exhibit 10.1 to the Annual
           Report on Form 10-K for the year ended December 31, 1998).
 *10.2     Everest Holdings Amended 1995 Stock Incentive Plan
           (incorporated by reference to Exhibit 10.3 to the Annual
           Report on Form 10-K for the year ended December 31, 1995).
 *10.3     Everest Holdings Amended Annual Incentive Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 1995).

  Exhibit
  Number                       Description of Document
  -------                      -----------------------
 *10.4     Everest Holdings 1995 Stock Option Plan for Non-Employee
           Directors (incorporated by reference to Exhibit 4.3 to the
           Registration Statement on Form S-8 (No. 333-05771)).
 *10.5     Amended and Restated Employment Agreement between Everest Re and Joseph V. Taranto effective as of October 11, 1994
           (incorporated by reference to Exhibit 10.50 to the
           Registration Statement on Form S-1 (No. 33-71652)).
 *10.6     Resolution adopted by the Compensation Committee of Everest
           Holdings on February 24, 1997 establishing a Chief Executive
           Officer's Bonus Plan (incorporated by reference to Exhibit
           10.8 to the Annual Report on Form 10-K for the year ended
           December 31, 1997).
 *10.7     Form of Non-Qualified Stock Option Award Agreement to be
           entered into between Everest Holdings and participants in the
           1995 Stock Incentive Plan (incorporated by reference to
           Exhibit 10.15 to the Annual Report on Form 10-K for the year ended December 31, 1995).
 *10.8     Form of Restricted Stock Agreement to be entered into between
           Everest Holdings and participants in the 1995 Stock Incentive
           Plan (incorporated by reference to Exhibit 10.16 to the Annual
           Report on Form 10-K for the year ended December 31, 1995).
 *10.9     Form of Stock Option Agreement (Version 1) to be entered into between Everest Holdings and participants in the 1995 Stock
           Option Plan for Non-Employee Directors (incorporated by
           reference to Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 1995).
 *10.10    Form of Stock Option Agreement (Version 2) to be entered into between Everest Holdings and participants in the 1995 Stock
           Option Plan for Non-Employee Directors (incorporated by
           reference to Exhibit 10.18 to the Annual Report on Form 10-K for the year ended December 31, 1995).
 *10.11    Deferred Compensation Plan, as amended, for certain United
           States employees of Everest Holdings and its participating subsidiaries (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K for the year ended December 31,
           1998).
 *10.12    Employment Agreement with Joseph V. Taranto executed on July
           15, 1998 (incorporated by reference to Exhibit 10.21 to the
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           1998).
 *10.13    Change of Control Agreement with Joseph V. Taranto, effective
           July 15, 1998 (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarter ended June
           30, 1998).
 *10.14    Senior Executive Change of Control Plan (incorporated by
           reference to Exhibit 10.24 to the Quarterly Report on Form 10-
           Q for the quarter ended September 30, 1998).
 *10.15    Resolution adopted by the board of directors of Everest
           Holdings on April 1, 1999 awarding stock options to outside directors (incorporated by reference to Exhibit 10.25 to the
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           1999).
 *10.16    Executive Performance Annual Incentive Plan adopted by the stockholders of Everest Holdings on May 20, 1999 (incorporated by reference to Exhibit 10.26 to the Quarterly Report on Form
           10-Q for the quarter ended June 30, 1999).
 *10.17    Amendment to Amended and Restated Employment Agreement between
           Everest Re, Everest Holdings and Joseph V. Taranto dated
           September 21, 1999 (incorporated by reference to Exhibit 10.28 to the Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1999).
 *10.18    Form of Amendment to Employment Agreement by and among
           Everest Re, Everest Holdings, Everest Group and
           Joseph V. Taranto.
 *10.19    Form of Amendment to Change of Control Agreement by and among
           Everest Re, Everest Holdings, Everest Group and
           Joseph V. Taranto.
 *21.1     Subsidiaries of Everest Group, giving effect to the proposed restructuring.
  23.1     Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
  23.2     Consent of Clarke & Co. (included in Exhibit 8.2).
  23.3     Form of Consent of Mayer, Brown & Platt (included in Exhibit
           8.3).
  23.4     Consent of PricewaterhouseCoopers LLP.

  Exhibit
  Number           Description of Document
  -------          -----------------------
  23.5     Consent of PricewaterhouseCoopers.
 *27.1     Financial data schedule.
 *99.1     Form of proxy card of Everest Holdings.
 *99.2     Consent of Martin Abrahams.
 *99.3     Consent of Kenneth J. Duffy.
 *99.4     Consent of John R. Dunne
 *99.5     Consent of Thomas J. Gallagher.
 *99.6     Consent of William F. Galtney, Jr.
 *99.7     Consent of Joseph V. Taranto.

--------
   *Previously filed

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)(1)The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The undersigned registrant hereby undertakes that every prospectus
        (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Corner, State of New Jersey on the 22nd day of December, 1999.

                                          Everest Re Group, Ltd.

                                            /s/ Stephen L. Limauro
                                          By: _________________________________
                                            Stephen L. Limauro
                                            Chairman and Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities indicated on the 22nd day of December, 1999.

        /s/ Stephen L. Limauro              Chairman and Director
___________________________________________   (Principal Executive Officer, Principal
            Stephen L. Limauro                Financial Officer and Principal
                                              Accounting Officer)

          /s/ Janet J. Burak                Deputy Chairman and Director
___________________________________________
              Janet J. Burak

        /s/ Stephen L. Limauro              Authorized Representative in the United
___________________________________________   States
            Stephen L. Limauro


                                 EXHIBIT INDEX

  Exhibit
  Number                       Description of Document
  -------                      -----------------------
   2.1     Agreement and Plan of Merger among Everest Holdings, Everest
           Group and Everest Merger, dated as of September 17, 1999
           (included as Appendix A to the proxy statement/prospectus
           contained in this Registration Statement).
  *3.1     Memorandum of Association of Everest Group.
   3.2     Form of Bye-laws of Everest Group.
  *3.3     Certificate of Incorporation of Everest Holdings (incorporated by reference to Exhibit 4.1 to the Registration Statement on
           Form S-8 (No. 333-05771)).
  *3.4     By-laws (as amended and restated) of Everest Holdings
           (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1997).
   4.1     Specimen Everest Group common share certificate.
  *4.2     Rights Agreement, dated as of September 24, 1998, between
           Everest Holdings and First Chicago Trust Company of New York,
           as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 28, 1998).
  *4.3     Amendment dated as of September 16, 1999 to Rights Agreement, dated as of September 24, 1998, between Everest Holdings and
           First Chicago Trust Company of New York (incorporated by
           reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q
           for the quarter ended September 30, 1999).
   5.1     Opinion of Conyers Dill & Pearman as to the validity of the
           Everest Group common shares.
   8.1     Opinion of Conyers Dill & Pearman as to certain Bermuda tax matters (included in Exhibit 5.1).
   8.2     Opinion of Clarke & Co. as to certain Barbados tax matters.
   8.3     Opinion of Mayer, Brown & Platt as to certain United States tax matters.
 *10.1     Everest Holdings Annual Incentive Plan effective January 1,
           1999 (incorporated by reference to Exhibit 10.1 to the Annual
           Report on Form 10-K for the year ended December 31, 1998).
 *10.2     Everest Holdings Amended 1995 Stock Incentive Plan
           (incorporated by reference to Exhibit 10.3 to the Annual
           Report on Form 10-K for the year ended December 31, 1995).
 *10.3     Everest Holdings Amended Annual Incentive Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 1995).
 *10.4     Everest Holdings 1995 Stock Option Plan for Non-Employee
           Directors (incorporated by reference to Exhibit 4.3 to the
           Registration Statement on Form S-8 (No. 333-05771)).
 *10.5     Amended and Restated Employment Agreement between Everest Re and Joseph V. Taranto effective as of October 11, 1994
           (incorporated by reference to Exhibit 10.50 to the
           Registration Statement on Form S-1 (No. 33-71652)).
 *10.6     Resolution adopted by the Compensation Committee of Everest
           Holdings on February 24, 1997 establishing a Chief Executive
           Officer's Bonus Plan (incorporated by reference to Exhibit
           10.8 to the Annual Report on Form 10-K for the year ended
           December 31, 1997).
 *10.7     Form of Non-Qualified Stock Option Award Agreement to be
           entered into between Everest Holdings and participants in the
           1995 Stock Incentive Plan (incorporated by reference to
           Exhibit 10.15 to the Annual Report on Form 10-K for the year ended December 31, 1995).
 *10.8     Form of Restricted Stock Agreement to be entered into between
           Everest Holdings and participants in the 1995 Stock Incentive
           Plan (incorporated by reference to Exhibit 10.16 to the Annual
           Report on Form 10-K for the year ended December 31, 1995).

  Exhibit
  Number                       Description of Document
  -------                      -----------------------
 *10.9     Form of Stock Option Agreement (Version 1) to be entered into between Everest Holdings and participants in the 1995 Stock
           Option Plan for Non-Employee Directors (incorporated by
           reference to Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 1995).
 *10.10    Form of Stock Option Agreement (Version 2) to be entered into between Everest Holdings and participants in the 1995 Stock
           Option Plan for Non-Employee Directors (incorporated by
           reference to Exhibit 10.18 to the Annual Report on Form 10-K for the year ended December 31, 1995).
 *10.11    Deferred Compensation Plan, as amended, for certain United
           States employees of Everest Holdings and its participating subsidiaries (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K for the year ended December 31,
           1998).
 *10.12    Employment Agreement with Joseph V. Taranto executed on July
           15, 1998 (incorporated by reference to Exhibit 10.21 to the
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           1998).
 *10.13    Change of Control Agreement with Joseph V. Taranto, effective
           July 15, 1998 (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarter ended June
           30, 1998).
 *10.14    Senior Executive Change of Control Plan (incorporated by
           reference to Exhibit 10.24 to the Quarterly Report on Form 10-
           Q for the quarter ended September 30, 1998).
 *10.15    Resolution adopted by the board of directors of Everest
           Holdings on April 1, 1999 awarding stock options to outside directors (incorporated by reference to Exhibit 10.25 to the
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           1999).
 *10.16    Executive Performance Annual Incentive Plan adopted by the stockholders of Everest Holdings on May 20, 1999 (incorporated by reference to Exhibit 10.26 to the Quarterly Report on Form
           10-Q for the quarter ended June 30, 1999).
 *10.17    Amendment to Amended and Restated Employment Agreement between
           Everest Re, Everest Holdings and Joseph V. Taranto dated
           September 21, 1999 (incorporated by reference to Exhibit 10.28 to the Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1999).
 *10.18    Form of Amendment to Employment Agreement by and among
           Everest Re, Everest Holdings, Everest Group and
           Joseph V. Taranto.
 *10.19    Form of Amendment to Change of Control Agreement by and among
           Everest Re, Everest Holdings, Everest Group and
           Joseph V. Taranto.
 *21.1     Subsidiaries of Everest Group, giving effect to the proposed restructuring.
  23.1     Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
  23.2     Consent of Clarke & Co. (included in Exhibit 8.2).
  23.3     Mayer, Brown & Platt (included in Exhibit 8.3).
  23.4     Consent of PricewaterhouseCoopers LLP.
  23.5     Consent of PricewaterhouseCoopers.
 *27.1     Financial data schedule.
 *99.1     Form of proxy card of Everest Holdings.
 *99.2     Consent of Martin Abrahams.
 *99.3     Consent of Kenneth J. Duffy.
 *99.4     Consent of John R. Dunne
 *99.5     Consent of Thomas J. Gallagher.
 *99.6     Consent of William F. Galtney, Jr.
 *99.7     Consent of Joseph V. Taranto.

--------
   *Previously filed